UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 6, 2024

Date of Report (Date of earliest event reported)

NEW ERA HELIUM INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42433	99-3749880
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4501 Santa Rosa Drive Midland, TX	79707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 695-6997

Roth CH V Holdings, Inc.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NEHC	The Nasdaq Stock Market LLC
Warrants	NEHCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Combined Company,” and the “Company” refer to New Era Helium Inc., a Nevada corporation (formerly known as Roth CH V Holdings, Inc., a Delaware corporation), after giving effect to the Business Combination (as defined below). Furthermore, unless otherwise stated or unless the context otherwise requires, references to “Holdings” refer to Roth CH V Holdings, Inc., a Nevada corporation, prior to the Closing Date (as defined below). All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus filed by Holdings with the U.S. Securities and Exchange Commission (the “SEC”) on November 6, 2024 (the “Proxy Statement/Prospectus”) and such definitions are incorporated herein by reference.

This Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement/Prospectus. To the extent there is a conflict between the information contained in this Report and the information contained in such prior reports and documents and incorporated by reference herein, the information in this Report controls.

Closing of Business Combination

On December 6, 2024 (the “Closing Date”), New Era Helium Inc., formerly known as Roth CH V Holdings, Inc. (the “Company” or the “Registrant”), completed the business combination (the “Business Combination”) contemplated by the Business Combination and Plan of Organization dated January 3, 2024 (the “Business Combination Agreement”) by and among New Era Helium Corp., a Nevada corporation, Roth CH Acquisition V Co., a Delaware corporation (“ROCL”), and Roth CH V Merger Sub, a Delaware corporation and a wholly-owned subsidiary of ROCL (“Merger Sub”), and subsequent amendments to the Business Combination Agreement. Pursuant to the Business Combination Agreement, Merger Sub merged with and into New Era Helium Corp., with New Era Helium Corp. surviving the Business Combination as a wholly owned subsidiary of ROCL. The Business Combination Agreement was previously filed as Annex A in the Proxy Statement/Prospectus by Holdings with the SEC on November 6, 2024.

First Amendment to Business Combination Agreement

On June 5, 2024, ROCL and the Company entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “First Amendment”) pursuant to which, among other things: (a) the Outside Date (as defined in the Business Combination Agreement) was extended to 270 days after the date of the Business Combination Agreement; (b) the structure of the Business Combination changed such that: (i) ROCL will merge (the “Initial Merger”) with and into a newly formed Nevada corporation, Holdings, a wholly owned subsidiary of ROCL, and Holdings would be the survivor of the Initial Merger; (ii) Holdings would sign a joinder and become a party to the Business Combination Agreement; and (iii) immediately subsequent to the Initial Merger, Merger Sub would merge with and into the Company, with the Company surviving the Business Combination as a wholly owned subsidiary of Holdings; and (c) the closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction was removed, and the closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company was removed. The First Amendment was previously filed as Annex A in the Proxy Statement/Prospectus by Holdings with the SEC on November 6, 2024.

Second Amendment to the Business Combination Agreement

On August 8, 2024, the parties to the Business Combination Agreement entered into the Second Amendment (the “Second Amendment”) to the Business Combination Agreement, pursuant to which, among other things: (a) the Outside Date was extended to October 31, 2024 and (b) the definitions of “Company Merger Shares” and “Net Debt” were amended. The Second Amendment was previously filed as Annex A in the Proxy Statement/Prospectus by Holdings with the SEC on November 6, 2024.

Third Amendment to the Business Combination Agreement

On September 11, 2024, the parties to the Business Combination Agreement entered into the Third Amendment (the “Third Amendment”) to the Business Combination Agreement, pursuant to which, among other things, the parties clarified the effect that any variation in the Net Debt of NEH between January 3, 2024 and the date of closing of the Business Combination (“Closing”) might have on the number of Company Merger Shares to be delivered at Closing. The Third Amendment was previously filed as Annex A in the Proxy Statement/Prospectus by Holdings with the SEC on November 6, 2024.

Fourth Amendment to the Business Combination Agreement

On September 30, 2024, the parties to the Business Combination entered into the Fourth Amendment (the “Fourth Amendment”) to the Business Combination Agreement, pursuant to which, among other things, the parties extended the Outside Date to November 30, 2024. The Fourth Amendment was previously filed as Annex A in the Proxy Statement/Prospectus by Holdings with the SEC on November 6, 2024.

Conversion of Secured Convertible Debentures

In November, September, October, August, July, June and February of 2024, New Era Helium Corp. conducted bridge financing rounds exempt from registration under Regulation D of the Securities Act of 1933, as amended. In such bridge financing rounds, New Era Helium Corp. issued 10% Secured Convertible Debentures (the “Bridge Financing Debentures”) to certain investors, which were payable upon the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the Business Combination. The Bridge Financing Debentures were convertible into common stock of New Era Helium Corp. at a conversion rate determined by dividing (i) the principal and interest converted under each Bridge Financing Debenture by (ii) the per share valuation (on a fully diluted basis) of NEH’s common stock using a pre-money valuation of $20 million.

Since the earliest to occur of these payment events was the Closing Date, immediately prior to the Closing, New Era Helium Corp. converted all of the principal amount and accrued interest  owed under the Bridge Financing Debentures Upon the Closing, shares of Holdings were issued to the equity holders of New Era Helium Corp. in connection with the Business Combination, including in exchange for the shares of New Era Helium Corp. issued to the holders of the Bridge Financing Debentures after conversion into shares of New Era Helium Corp. In connection with the conversion of the Bridge Financing Debentures, 2,409,270 shares of Holdings were issued to prior holders of the Bridge Financing Debentures.

Completion of the Business Combination

As previously reported on the Current Report on Form 8-K filed by ROCL with the SEC on December 5, 2024, ROCL held a special meeting of its stockholders on November 26, 2024 (the “Special Meeting”), at which holders of 3,728,929 shares of ROCL’s common stock ( the “ROCL Common Stock”), representing approximately 75.80% of the issued and outstanding shares of ROCL Common Stock, were present in person or by proxy, constituting a quorum for the transaction of business. Only stockholders of record as of the close of business on October 28, 2023, the record date (the “Record Date”) for the Special Meeting, were entitled to vote at the Special Meeting. As of the Record Date, 4,919,297 shares of ROCL Common Stock were outstanding and entitled to vote at the Special Meeting.

At the Special Meeting, ROCL’s stockholders approved the proposals outlined in the Proxy Statement/Prospectus, including, among other things, the adoption of the Business Combination Agreement and approval of the transactions contemplated by the Business Combination Agreement, including the Initial Merger and Merger Sub’s merger with and into the Company, with the Company surviving the Business Combination as a wholly owned subsidiary of Holdings, and the issuance of the Company’s securities as consideration thereunder, as described in the section titled “The Business Combination Proposal (Proposal 2)” beginning on page 112 of the Proxy Statement/Prospectus.

In connection with and in advance of the Business Combination, on December 6, 2024, ROCL filed the following documents:

1.	The Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Exhibit 3.1.

2.	The Articles of Merger between ROCL and Holdings, attached hereto as Exhibit 2.3.

3.	The Articles of Merger between Merger Sub and New Era Helium Cop., attached hereto as Exhibit 2.4.

The Merger Consideration and Treatment of Securities

At the Closing, pursuant to the terms of the Business Combination Agreement and after giving effect to the redemptions of shares of Roth Common Stock:

1.	the total consideration paid at the Closing (the “Merger Consideration”) by ROCL to New Era Helium Corp. security holders was 8,916,625 shares of common stock of Holdings.

2.	each share of Merger Sub common stock, par value $0.0001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) was converted into one newly issued share of the Company’s common stock.

Following the filing of the Articles of Merger with the Secretary of State of the State of Nevada, ROCL merged with and into Holdings, with Holdings as the surviving company of the Initial Merger. The Articles of Merger of ROCL and Holdings is attached hereto as Exhibit 2.3. Following the filing of the Articles of Merger with the Secretary of State of the State of Nevada, Merger Sub merged with and into with New Era Helium Corp. as the surviving corporation of the Business Combination, effective December 6, 2024. Thus, New Era Helium Corp. became a wholly-owned subsidiary of ROCL. In connection with the Business Combination, Holdings changed its name to “New Era Helium Inc.” The Articles of Merger of Merger Sub and New Era Helium Cop. is attached hereto as Exhibit 2.4.

Equity Purchase Facility

The Equity Purchase Facility Agreement

On the Closing Date, following the closing of the Business Combination, the Company and an institutional investor (the “EPFA Investor”) entered into an Equity Purchase Facility Agreement (the “EPFA”). The EPFA is incorporated by reference from the Form 8-K filed by the Company on December 9, 2024 (the “EPFA Current Report”). Pursuant to the EPFA, the Company has the right to issue and sell to the EPFA Investor, from time to time as provided therein, and the EPFA Investor must purchase from the Company, up to an aggregate of $75 million (the “Commitment Amount”) in newly issued shares (the “Advance Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to the satisfaction or waiver of certain conditions. The Company may issue up to 866,873 Advance Shares assuming a purchase price of $8.075 per Advance Share.

The EFPA also provides for the issuance of two pre-paid advances in the aggregate amount of $10 million, the first pre-paid advance in the amount of $7 million and the second pre-paid advance in the amount of $3 million, each of which to be evidenced by a senior secured convertible promissory note (each, a “Note”), which is convertible into shares of Common Stock, the form of which Note is attached to the EPFA Current Report as Exhibit 10.2 and is incorporated herein by reference. On December 6, 2024, the EPFA Investor advanced to the Company the aggregate principal amount of $7 million following the Closing (the “First Pre-Paid Advance Note”). The second pre-paid advance of the aggregate principal amount of $3 million (the “Second Pre-Paid Advance Note”) will be advanced by the EPFA Investor to the Company no later than three (3) trading days following the date on which the initial Registration Statement (as defined in the EPFA) is declared effective by the U.S. Securities and Exchange Commission, subject to the satisfaction or waiver of certain conditions. The Notes are secured by all assets of the Company as described below. Based on the terms of the Note, the Company received proceeds under the First Pre-Paid Advance Note in an amount of approximately $6.5 million, after giving effect to a 7% original issue discount. These proceeds will be used by the Company first to pay the monthly payments of the First Pre-Paid Advance Note in accordance with its terms and then the remainder in the manner as will be set forth in the prospectus included in the Registration Statement. Currently, the Note for the First Pre-Paid Advance is initially convertible into 770,000 shares of Common Stock, assuming a conversion price of $10 and no accrued and unpaid interest. The Second Pre-Paid Advance Note will be initially convertible into 330,000 shares of Common Stock, assuming a conversion price of $10 and no accrued and unpaid interest.

The proceeds from the Second Pre-Paid Advance Note and sale of Advance Shares are expected to be used by the Company first to pay the then monthly payment on any outstanding Notes and then the remainder in the manner for working capital and as otherwise set forth in the prospectus included in the Registration Statement.

Pursuant to the terms of the EPFA, the Company is required to hold a special meeting of stockholders no later than ninety (90) calendar days following December 6, 2024 to seek approval of (i) the issuance of all of the shares of Common Stock that may be issuable pursuant to the Notes and the EPFA in compliance with the rules and regulations of Nasdaq and (ii) an amendment to the Company’s articles of incorporation to increase the number of authorized shares of capital stock of the Company to 250,000,000.

Upon the terms and subject to the conditions of the EPFA, at any time until the EPFA is terminated, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell to the EPFA Investor, and the EPFA Investor must subscribe for and purchase from the Company, Advance Shares by the delivery to the EPFA Investor of Advance Notices (as defined below), on the following terms:

(i)        The Company must, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (as defined below), it desires to issue and sell to the EPFA Investor in each Advance Notice and the time it desires to deliver each written notice to the EPFA Investor setting forth the number of Advance Shares that the Company desires to issue and sell to the EPFA Investor (the “Advance Notice”).

(ii)       There is no mandatory minimum Advances and there is no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(iii)       For so long as any amount remains outstanding under the Notes, without the prior written consent of the EPFA Investor, the Company may only submit an Advance Notice if the aggregate purchase price owed to the Company from such Advances (“Advance Proceeds”) may be paid by the EPFA Investor by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the subject Notes (first towards accrued and unpaid interest, and then towards outstanding principal), subject to the Advance Proceeds being used by the Company first to pay the monthly payments of the Notes in accordance with the terms of the Notes and then the remainder in the manner as will be set forth in the prospectus included in any registration statement filed pursuant to the EPFA (and any post-effective amendment thereto) and any prospectus supplement thereto filed pursuant to the EPFA, including for working capital purposes for the Company and its subsidiaries.

(iv)       If there is any default under the Notes, the Company may only submit an Advance Notice if the Company obtains the prior written consent of the EPFA Investor and the Company must use the proceeds from the sale of the Advance Shares under the EPFA to first pay the Company’s senior Indebtedness, including amounts outstanding under any Notes as provided in Section 7.15 of the EPFA, subject to certain exceptions.

“Maximum Advance Amount” means:

•           “Accelerated Purchase Maximum Advance Amount” in respect of each Advance Notice with an accelerated purchase pricing period, 400% of the average daily trading volume over the five trading days before the notice date, but not exceed the ownership and registration limitations in the EPFA; and

•           “Regular Purchase Maximum Advance Amount” in respect of each Advance Notice with a regular purchase pricing period, 100% of the average daily trading volume over the five trading days before the notice date, also subject to the ownership and registration limitations in the EPFA.

The price per Advance Share will be determined by multiplying the market price by 95% in respect of an Advance Notice, which shall be reduced by one-third (1/3rd) for each Excluded Day Purchase Price (as defined in the EPFA), which is not known at the time an Advance Notice is delivered but shall be determined on each closing based on the daily prices of the Advance Shares that are the inputs to the determination of the purchase price.

While the Notes are outstanding, the Company cannot issue, sell, grant, or otherwise dispose of any securities, or enter into any agreement or arrangement to do so, at a price per security less than 120% of $2.00 per share of Common Stock (the “EPFA Floor Price”) on such date, or otherwise provide rights to acquire securities at an effective price per security below 120% of the EPFA Floor Price unless the Company uses the proceeds of such transaction to fully redeem such outstanding Notes.

Until the termination of the EPFA, the Company must maintain a minimum cash balance of $500,000.

As an inducement to entering into the EPFA, a designee of the EPFA Investor received 550,000 shares of Roth CH Acquisition V Inc. and such shares were converted into 550,000 shares of Common Stock in connection with Business Combination.

The Senior Secured Convertible Promissory Note

Each Note provides for a 7% original issue discount and is for a term of 15 months. Commencing on the ninetieth (90th) day following the applicable Issuance Date, and continuing on the same day of each successive calendar month until the entire outstanding principal amount has been repaid, the Company is required to make monthly payments to the holder of the Note (the “Holder”). Each monthly payment will be in an amount equal to the sum of (i) one twelfth (1/12) of the initial aggregate principal of the Note and all other notes issued pursuant to the EPFA, plus (ii) accrued and unpaid under the Note as of each payment date. Interest accrues on the outstanding principal balance hereof at an initial annual rate equal to 10% (“Interest Rate”), which Interest Rate will increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined in the Note).

Conversion Rights.

Conversion at Option of Holder. Each Note is convertible into shares of Common Stock at the option of the Investor at an initial conversion price of $10.00 per share (the “Conversion Price”). Subject to certain exceptions outlined in the Note, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Conversion Price of the Note then in effect, the Conversion Price will be reduced to equal the effective price per share in such dilutive issuance. The Conversion Price is also subject to a downward adjustment if an Event of Default occurs. The Conversion Price is subject to an initial floor price of $2.00 per share of Common Stock, however beginning on the effective date of the initial Registration Statement, and on the same day of every six (6) months thereafter (each, a “Floor Price Reset Date”), the floor price will be reduced to 20% of the average volume weighted average price of the Common Stock for such trading day on the primary market of the Common Stock during regular trading hours as reported by Bloomberg L.P. (the “VWAP”) during the five (5) trading days immediately prior to such Floor Price Reset Date. Additionally, the Company may reduce the floor price to any amount set forth in a written notice to the Holder, provided that any such reduction will be irrevocable and will not be subject to increase thereafter. The Company may prepay the Note at its option, upon thirty (30) business days written notice, by paying a 10% redemption premium.

Event of Default Conversion. From and after the occurrence of an Event of Default, the Holder may elect to convert the Note into shares of the Common Stock at the “Event of Default Conversion Price”, which is equal to the lower of:

•	The Conversion Price then in effect; and

•	90% of the lowest VWAP of the Common Stock during the ten (10) consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder, subject to the Floor Price.

Limitations on Conversion. A Holder shall not have the right to convert any portion of the Note to the extent that, after giving effect to such conversion, the Holder (together with its related parties) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of shares of our Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the Holder, except that any increase will only be effective upon 61 days’ prior written notice to us.

Redemption Rights.

At any time, the Company may redeem in cash all, or any portion, of the Note, in an amount equal to the outstanding principal balance being redeemed, plus a 10% premium in respect of such principal amount, plus all accrued and unpaid interest, if any, on such principal amount.

The foregoing summary of the EPFA and the form of Note does not purport to be complete and is qualified in its entirety by reference to the agreements filed in the EFPA Current Report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Security Agreement

Also, on December 6, 2024, the Company, each of its subsidiaries (each, a “Grantor”), and the Investor, for itself and as the collateral agent (the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Security Agreement), entered into a Security Agreement (the “Security Agreement”) with respect to the Notes.

Pursuant to the Security Agreement, each Grantor granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to each type of property described in the Security Agreement, or in which or to which such Grantor has any rights, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”), including, but not limited to the Company’s Equipment, Inventory, Receivables, Related Contracts, Pledged Debt, Investment Property, Pledged Stock and Account Collateral (each as defined therein).

The Collateral secures and will secure all debts, obligations, liabilities, covenants and duties of every kind now or hereafter existing, absolute or contingent owed at any time to the Secured Parties by the Grantors under the Purchase Agreement, the Notes, the Guarantee and/or each other Transaction Document , or otherwise (whether or not evidenced by any note, indenture, guaranty or other agreement), whether principal, interest (including interest upon the occurrence of an Event of Default), fees, costs, expenses, including without limitation attorneys’ fees and expenses.

The foregoing description of the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Security Agreement, a copy of which is filed as Exhibit 10.3 to the EFPA Current Report and is incorporated herein by reference.

Subsidiary Guarantee

Also, on December 6, 2024, each of the Company’s subsidiaries (the “Guarantors”) executed a guarantee agreement (the “Subsidiary Guarantee”), whereby each such Guarantor guaranteed to the EPFA Investor the prompt and full payment and performance of the Guaranteed Obligations of the Company under and pursuant to the Security Agreement.

The foregoing description of the Subsidiary Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Subsidiary Guaranty, a copy of which is filed as Exhibit 10.4 to the EFPA Current Report and is incorporated herein by reference.

Warrant Purchase Agreement

Also, on December 6, 2024, the Company and an institutional investor (the “Warrant Investor”) entered into a securities purchase agreement (the “Warrant Purchase Agreement”) pursuant to which the Company issued and sold to the Investor warrants to purchase up to $30,000,000 shares of Common Stock (the “Warrant Shares”) comprised of two tranches, (a) a warrant to purchase up to $10,000,000 shares of Common Stock (the “First Tranche Warrant”) and (b) a warrant to purchase up to $20,000,000 shares of Common Stock (the “Second Tranche Warrant” and together with the First Tranche Warrant, the “Warrants”). The Warrants may be exercised on any day on or after December 6, 2024, in whole or in part at an initial exercise price of $10.00 per share (the “Exercise Price”), subject to certain adjustments as provided in the applicable Warrant.

The number of Warrant Shares issuable upon exercise of First Tranche Warrant is equal to the quotient of (i) the product of (x) $10 million minus any amounts previously paid to exercise the Warrants and (y) multiplied by 110%, and (ii) divided by the Exercise Price then in effect. Currently, the number of Warrant Shares issuable upon exercise of the First Tranche Warrant is equal to 1,100,000, assuming an Exercise Price of $10. The number of Warrant Shares issuable upon exercise of Second Tranche Warrant is equal to 2,140,000, subject to certain adjustments.

The First Tranche Warrant and the Second Tranche Warrant will expire on the twenty (20) month anniversary and the five (5) year anniversary, respectively, of the effective date of the registration statement registering the resale of the Warrant Shares. Subject to certain exceptions outlined in the Warrants, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Exercise Price of the Warrants then in effect, the Exercise Price of the Warrants will be reduced to equal the effective price per share in such dilutive issuance. Further, the Exercise Price of the Warrants is subject to a floor price (the “Warrant Floor Price”) of $2.00 per share of Common Stock. Beginning the effective date of the initial registration statement, and on the same day of every six (6) months thereafter (each, a “Warrant Floor Price Reset Date”), the Warrant Floor Price will be reduced to 20% of the average VWAP during the five (5) trading days immediately prior to such Warrant Floor Price Reset Date. Additionally, the Company may reduce the Warrant Floor Price to any amount set forth in a written notice to the Warrant holder, provided that any such reduction will be irrevocable and will not be subject to increase thereafter.

Pursuant to the terms of the Warrant Purchase Agreement, the Company is required to hold a Stockholder Meeting, no later than ninety (90) calendar days following December 6, 2024, to seek approval of (i) the issuance of all of the Warrant Shares in compliance with the rules and regulations of Nasdaq and (ii) an amendment to the articles of incorporation to increase the number of authorized shares of capital stock of the Company to 250,000,000.

The Warrant Investor will not have the right to exercise any portion of the Warrants to the extent that, after giving effect to such exercise, the holder (together with certain related parties) would beneficially own in excess of the Maximum Percentage of shares of our Common Stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior written notice to us.

The foregoing description of the Warrant Purchase Agreement, the First Tranche Warrant and the Second Tranche Warrant does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Purchase Agreement, the form of First Tranche Warrant and the form of Second Tranche Warrant, copies of which are filed as Exhibits 10.5, 10.6 and 10.7, respectively, to this Form 8-K and are incorporated herein by reference.

Registration Rights Agreements

On December 6, 2024, the Company also entered into (a) a registration rights agreement with the EPFA Investor with respect to the resale of the shares of Common Stock issuable pursuant to the EPFA and the Notes, and (b) a registration rights agreement with the Warrant Investor with respect to the resale of the shares of Common Stock issuable pursuant to the terms of the Warrants (together, the “Registration Rights Agreements”).

The foregoing description of the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreements, copies of which are filed as Exhibits 10.8 and 10.9, respectively, to this Form 8-K and are incorporated herein by reference.

Voting Agreements

Pursuant to the EPFA and the Warrant Purchase Agreement, and in connection with the Stockholder Meeting, stockholders holding at least 51% of the shares of Common Stock as of December 6, 2024 have executed voting agreements with the Company pursuant to which they have agreed to vote for the proposals to be approved in connection with each agreement.

The foregoing description of the Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Voting Agreement, copies of which are filed as Exhibit 10.10 and 10.11 to the EFPA Current Report and are incorporated herein by reference.

Until stockholder approval is obtained, the total cumulative number of shares of Common Stock that may be issued to each Investor until the applicable agreements will be limited to 19.99% of the number of shares of Common Stock issued and outstanding (the “Exchange Cap”) pursuant to the requirements of the Nasdaq Stock Market LLC or other applicable rules of the principal market on which the Company’s securities are listed. The Exchange Cap will be calculated based on the number of shares of Common Stock issued and outstanding as of the date of such agreement, which number shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by such agreement under the applicable rules of the principal market.

The EPFA, form of Note, Warrant Purchase Agreement, Warrants, Registration Rights Agreements and Voting Agreements contain customary representations, warranties, agreements and conditions, indemnification rights and obligations of the parties. Among other things, the EPFA Investor and Warrant Investor represented to the Company, that each of them is an “accredited investor” (as such term is defined in Rule 501(a) of Regulaion D of the Securities Act of 1933, as amended.

Item 1.01. Entry into Material Definitive Agreement.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 1.01 by reference.

The disclosure set forth in Item 1.01 of the Form 8-K filed by the Company on December 10, 2024 is incorporated into this Item 1.01 by reference.

Registration Rights Agreement

On December 6, 2024, in connection with the Closing, Holdings and certain stockholders of Holdings and New Era Helium Corp. (each, a “Holder”) entered into a registration rights agreement (“Registration Rights Agreement”), pursuant to which Holdings agreed to register for resale under Rule 415 of the Securities Act of 1933, as amended certain shares of Holdings common stock and warrants held by the Holders from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registrable Securities (as defined in the Registration Rights Agreement). The form of the Registration Rights Agreement is filed herein as Exhibit 10.1.

Lock-Up Agreement

On December 6, 2024, in connection with the Closing, Holdings and the certain holders of Holdings and New Era Helium Corp. entered into lock-up agreements (each, a “Lock-Up Agreement”), pursuant to which each signatory to Lock-Up Agreement agreed, subject to certain customary exceptions, not to sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, shares of the Company’s common stock held by them as part of the Merger Consideration (the “Lock-Up Shares”) for a period of six (6) months from the Closing Date ( the “Lock-Up Period”).

The material terms of the Lock-Up Agreements are described in the section of the Proxy Statement/Prospectus beginning on page 30 entitled “Summary of the Proxy Statement —Certain Related Agreements—Lock-Up Agreements” and is incorporated by reference herein. The foregoing description of Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Company Lock-Up Agreement which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

On December 6, 2024, Holdings remitted, in the aggregate, 8,916,625 shares of Holdings’ common stock to New Era Helium Corp.’s equity holders.

In connection with the consummation of the Business Combination, public stockholders holding 1,245,770 of ROCL’s common stock exercised their right to redeem such shares, after giving effect to certain redemption elections prior to the Closing, for a pro rata portion of the funds in ROCL’s trust account (the “Trust Account”). As a result, $14,143,989 (approximately $11.35 per share) was removed from the Trust Account to pay such holders. Following redemptions, ROCL had 337,027 public shares outstanding.

On December 9, 2024, the Company’s common stock began trading on the Nasdaq under the symbol “NEHC.”

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as Holdings was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor issuer to Holdings, is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the combined company after the Closing, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements contained in this Report may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and for purposes of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the Company. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, forward-looking statements may be identified by the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “future,” “intend,” “may,” “might,” “strategy,” “opportunity,” “plan,” “project,” “possible,” “potential,” “project,” “predict,” “scales,” “representative of,” “valuation,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The Company cautions readers of this Report that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, other performance metrics, projections of market opportunity, expected management and governance of the Company. These statements are based on various assumptions, whether or not identified in this Report, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. The risk factors and cautionary language contained in this Report, and incorporated herein by reference, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in such forward-looking statements, including among other things:

•	changes in the competitive industries and markets in which the Company operates or plans to operate;

•	changes in applicable laws or regulations affecting the Company’s business;

•	the Company’s ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•	risks related to the Company’s potential inability to achieve or maintain profitability and generate significant revenue;

•	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on the Company, its business and the markets in which it operates;

•	the Company’s potential inability to manage growth effectively;

•	the Company’s ability to recruit, train and retain qualified personnel;

•	estimates for the prospects and financial performance of the Company’s business may prove to be incorrect or materially different from actual results;

•	costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination;

•	risks related to the Company’s marketing and growth strategies;

•	the effects of competition on the Company’s business;

•	expectations with respect to future operating and financial performance and growth, including when the Company will generate positive cash flow from operations;

•	the Company’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan;

•	other risks and uncertainties indicated in this Report, including those under “Risk Factors” beginning on page 41 in the Proxy Statement/Prospectus and other filings that have been made or will be made with the SEC by the Company.

In addition, there may be events that the Company’s management is not able to predict accurately or over which the Company has no control.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section titled “Information About NEH” beginning on page 170, which is incorporated herein by reference.

Risk Factors

The risks associated with the Company are described in the Proxy Statement/Prospectus beginning on page 41 and specifically including in the in the sections titled “Risk Factors – Risks Related to NEH,” beginning on page 41 and “Risks related to the Ownership of the Combined Company’s common stock Following the Business Combination” beginning on page 65 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Financial Information

The Statement of Operations, cash flows data, and balance sheets data of NEH for the nine month period ended September 30, 2024 and nine month period ended September 30, 2023 are filed herein as Exhibit 99.1. The Statement of Operations, cash flows data, and balance sheets data of NEH for the fiscal year ended December 31, 2023 are included in the Proxy Statement/Prospectus beginning on page F-57 and incorporated herein by reference.

The Statement of Operations, cash flows data, and balance sheets data of ROCL for the nine months ended September 30, 2024 and September 30, 2023 are filed herein as Exhibit 99.2.

The Statement of Operations, cash flows data, and balance sheets data of Holdings from June 24, 2024 (inception) to September 30, 2024 and the balance sheets data of the Holdings as of September 30, 2024 are filed herein as Exhibit 99.4.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH for the nine months ended September 30, 2024 and 2023 is set forth below.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of ROCL for the nine months ended September 30, 2024 and 2023 is set forth below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEH

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our audited financial statements as of and for the years ended December 31, 2023 and 2022, and other information included in the Proxy Statement/Prospectus beginning on page 188. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “NEH,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination, the business and operations of NEH, and (ii) prior to the Business Combination, New Era Helium Corp. (the predecessor entity of NEH in existence prior to the consummation of the Business Combination).

Risks Relating to Forward-Looking Statements

This discussion and analysis contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward- looking statements by the fact that they do not strictly relate to historical or current facts. They use words such as “anticipate”, “believe”, “continue”, “could”, “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” the negative version of these words, or other comparable words or phrases. Such forward-looking statements are subject to various risks and uncertainties. In particular, these include statements relating to future actions, statements regarding future performance or results and anticipated services or products, sales efforts, expenses, the outcome of contingencies, trends in operations and financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements.

Business Overview and Strategy

New Era Helium Corp. is a corporation formed in Nevada on February 2, 2023. New Era Helium Inc. is the surviving entity of the Business Combination and is an exploration and production company whose primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids The Company sources helium produced in association with natural gas reserves located in Chaves County, New Mexico. To date, the Company has not generated any revenue from the production of helium. Although hydrocarbons are currently the Company’s primary source of revenues, our business model is moving from a hydrocarbon focus to a helium focused model and centers on providing helium to various parties in the supply chain, namely helium refiners, non- refiners, Tier 1 multinational distributors, and smaller Tier 2 gas companies. We currently own and operate 137,000 acres in Southeast New Mexico and have 82,291.5 MMcfe of proved hydrocarbon reserves and 165,400.8 MMcfe of probable hydrocarbon reserves. In addition, the Company has approximately 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves. We believe our reliable helium supply distinguishes us from our competitors in the helium exploration and production space.

Presently, we operate through two subsidiaries, (i) Solis Partners, L.L.C., a Texas limited liability company (“Solis Partners”) formed on May 5, 2020, wholly owned by the Company and engaged in the oil and gas producing business, and (ii) (iii) NEH Midstream, a Texas limited liability company wholly owned by the Company which will own and operate the Pecos Slope Plant and gathering system located in Chaves County, New Mexico.

We aim to eventually capture one percent of all North American helium production and become a major consolidation for distribution across the continent.

We currently sell raw, natural gas extracted from its reserves to a third-party processor, IACX Roswell LLC (“IACX”) to produce helium and purified natural gas. See the discussion regarding the Gas Purchase Agreement with IACX (“Marketing Agreement”) below. Under current contractual arrangements, we do not retain revenue generated from the processed helium and natural gas produced by IACX. The Marketing Agreement is filed as Exhibit 10.13 to the Proxy Statement/Prospectus and is incorporated herein by reference.

We expect to generate revenue from the future operation of our own natural gas processing plant. We recently began construction of our own processing plant from the Pecos Slope Field, a gas field and gathering system in New Mexico (such plant, the “Pecos Slope Plant”). We expect the Pecos Slope Plant to commence operations in Q2 of 2025. We believe that the operation of our own plant will significantly increase production rates of helium and natural gas and lower costs, thereby generating much more revenue. Under ideal circumstances, we believe the Pecos Slope Plant can conceivably produce a sizeable revenue stream for decades to come and allow us to achieve our desired market share.

Aside from helium production, we currently plan on diversifying our resources through providing natural gas as feedstock for energy transition sources such as net zero energy, blue hydrogen, and blue ammonia. Additionally, we plan to engage in the MPC market by seeking designation of our natural gas production as “responsibly sourced gas” and subsequently trading the MPCs.

Business Combination with ROCL

On January 3, 2024, ROCL entered into a Business Combination Agreement with the Company and Merger Sub, a wholly-owned subsidiary of ROCL, pursuant to which Merger Sub would merge with and into the Company and the Company would be the surviving corporation of the Business Combination and becoming a wholly-owned subsidiary of ROCL. On June 5, 2024, ROCL and the Company entered into the First Amendment to the Business Combination Agreement, pursuant to which, among other things: (a) the Outside Date (as defined in the Business Combination Agreement) was extended to 270 days after the date of the Business Combination Agreement; (b) the structure of the Business Combination changed such that: (i) ROCL would merge (the “Initial Merger”) with and into Holdings, a wholly owned subsidiary of ROCL, and Holdings would be the survivor of the Initial Merger; (ii) Holdings would sign a joinder and become a party to the Business Combination Agreement; and (iii) immediately subsequent to the Initial Merger, Merger Sub would merge with and into the Company, with the Company surviving the Business Combination as a wholly owned subsidiary of Holdings; and (c) the closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction was removed, and the closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company was removed.

On August 8, 2024, the parties to the Business Combination Agreement entered into the Second Amendment (the “Second Amendment”) to the Business Combination Agreement, pursuant to which, among other things: (a) the Outside Date was extended to October 31, 2024 and (b) the definitions of “Company Merger Shares” and “Net Debt” were amended.

On September 11, 2024, the parties to the Business Combination Agreement entered into the Third Amendment (the “Third Amendment”) to the Business Combination Agreement, pursuant to which, among other things, the parties clarified the effect that any variation in the Net Debt of NEH between January 3, 2024 and the date of closing of the Business Combination (“Closing”) might have on the number of Company Merger Shares to be delivered at Closing.

On September 30, 2024, the parties to the Business Combination Agreement entered into the Fourth Amendment (the “Fourth Amendment”) to the Business Combination Agreement, pursuant to which, among other things, the parties extended the Outside Date to November 30, 2024.

The Closing took place on December 6, 2024. In connection with the Business Combination, Holdings changed its name to “New Era Helium Inc.”

Immediately prior to Closing, all outstanding shares of preferred stock of New Era Helium Corp. converted into common stock. At the Closing, Holdings issued 8,916,625 shares of its common stock, par value $0.0001 per share (“Holdings Common Stock”) to the common stockholders of New Era Helium Corp., as further described in the Business Combination Agreement. The common stockholders of New Era Helium Corp. are also eligible to receive, as additional consideration for the Business Combination and within five (5) business days after the occurrence of a Triggering Event (as defined in the Business Combination Agreement), shares of Holdings Common Stock as set forth in the Business Combination Agreement.

Recent Developments

On December 10, 2024, the Company entered into a letter of intent with Sharon AI, Inc. (“Sharon AI”), a computing business specializing in artificial intelligence, for the parties’ joint development and operation of a 250MW net-zero energy data center in the Permian Basin through a joint venture entity. The parties believe this project aligns with their respective commitments to leverage clean energy solutions and innovative technologies to address the growing needs of the high-growth data industry. The letter of intent also provides for the parties’ potential entry into a supply agreement for natural gas at a mutually agreed fixed cost for five years, and three options of five years each. The letter of intent is binding in respect of the parties’ agreement to use best efforts to proceed with the joint venture and negotiate mutually acceptable documentation for the joint venture, as long as the business purpose set forth in the letter of intent is commercially achievable. The press release announcing the parties’ entry into this binding letter of intent is filed herein as Exhibit 99.6.

Equity Purchase Facility

Immediately prior to Closing, we entered into an equity purchase facility with an institutional investor. The “Equity Purchase Facility” subsection in the “Introductory Note” is incorporated herein by reference.

Helium Agreements

In anticipation of securing future revenue and establishing a more robust market position in the helium industry following the establishment of the Pecos Slope Plant, through our operating subsidiary NEH Midstream, we recently entered into certain sales agreements with various purchasers for the helium anticipated to be generated by the Pecos Slope Plant. We agreed to sell fifty percent (50%) of the helium generated from the Pecos Slope Plant each month to Air Life Gases USA, Inc., in the form of liquefied helium, pursuant to that certain Liquid Helium Agreement. We also agreed to sell fifty percent (50%) of the gaseous helium generated monthly at the Pecos Slope Plant to Matheson Tri-Gas, Inc (“Matheson”), pursuant to that certain Gaseous Helium Agreement. The Liquid Helium Agreement was filed as Exhibit 10.14 and the Gaseous Helium Agreement is filed as Exhibit 10.17 to the Proxy Statement/Prospectus and is incorporated herein by reference.

On October 1, 2023, the Company, through NEH Midstream, LLC, entered into the Amendment to Liquid Helium Agreement with AirLife Gases USA Inc. The Amendment to Liquid Helium Agreement incorporated the sale by NEH Midstream, LLC of additional quantities of liquid helium by the Company to AirLife that were not originally included in the between NEH Midstream and AirLife dated August 25, 2023. Following entry into the Amendment to Liquid Helium Agreement, the Company would provide to AirLife Gases USA, Inc., in sum: (i) fifty percent (50%) of the helium generated from the Pecos Slope Plant each month, in the form of liquefied helium (from all sources other than from the crude helium purchased from Badger (as described in the following paragraph), less two percent (2%) tolling losses, and (ii) all of the helium produced from the crude helium the Company purchases from Badger each month, minus two percent (2%) tolling losses. The Amendment to Liquid Helium Agreement was filed as Exhibit 10.15 to the Proxy Statement/Prospectus, which is incorporated herein by reference.

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream LLC, entered into the Crude Helium Agreement with Badger Midstream Energy, LP (“Badger”). Pursuant to the Crude Helium Agreement, the Company will purchase crude helium from Badger, starting on January 1, 2024 and continuing through an initial term through June 30, 2027. Badger agreed to supply all of the crude helium it could secure processing rights, purchasing rights, and clear title to during the term of the Purchase and Sale Agreement. The Crude Helium Agreement is filed as Exhibit 10.18 to the Proxy Statement/Prospectus, which is incorporated herein by reference.

We entered into that certain Tolling Agreement with KHC dated September 1, 2023, pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. KHC agreed to provide tolling services to us on a firm basis, for a volume equivalent to the quantities sold by Badger to us pursuant to the Crude Helium Agreement with Badger. The Tolling Agreement is filed as Exhibit 10.16 to the Proxy Statement/Prospectus and incorporated herein by reference. Tolling services provided by KHC to NEH Midstream LLC under the Helium Tolling Agreement will be at volumes now sold to AirLife Gases USA Inc. by operation of the Assignment Agreement.

On April 19, 2024, NEH Midstream LLC, AirLife Gases USA Inc., and Badger entered into the Assignment Agreement, pursuant to which NEH Midstream LLC assigned all of its rights, title, interest and obligations in the Crude Helium Agreement to AirLife Gases USA Inc. The Assignment Agreement is filed as Exhibit 10.21 to the Proxy Statement/Prospectus and is incorporated herein by reference.

Principal Components of Results of Operations Revenues, net

The Company sells its oil to a single purchaser on a monthly basis, pursuant to a purchase agreement (the “Oil Purchase Agreement”), at a price based on an index price from the purchaser. The Oil Purchase Agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

We currently sell our natural gas and natural gas liquids to IACX, a processor, pursuant to that certain Marketing Agreement, at a price based on an index price from the purchaser, which expired on May 31, 2024. This agreement currently continues on a month-to-month basis unless and until terminated by the Company or the purchaser with a 30-day advance notice. IACX processes our gas for natural gas liquids and other usable components in its facilities. We receive value for our natural gas and any associated natural gas liquids as further defined as hydrocarbons pursuant to the Marketing Agreement. Although the Company produces helium alongside its natural gas, IACX will not compensate us for our helium produced under our existing contract. To date, we have not generated any revenue from the production of helium. The Marketing Agreement is filed as Exhibit 10.13 to the Proxy statement/Prospectus and is incorporated herein by reference.

Under our natural gas and natural gas liquid contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.

The Company will sell its helium to two purchasers, each purchasing 50% of the helium production under a 10-year contracts. One of the contracts will commence upon delivery of gaseous helium production at the tailgate of the processing plant. The other contract will commence upon delivery of liquid helium from the Keyes Helium Company liquefaction plant located in Keys, Oklahoma. When the gaseous helium is loaded into the gaseous helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. With regards to liquid helium, the Company will transport the gaseous helium to the Key Helium liquefaction plant. Once the helium has been liquified and loaded into the liquid helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company has no unsatisfied performance obligations at the end of each reporting period.

Lease operating expenses

Lease operating expenses represent costs incurred in operations of producing properties and workover costs. The majority of these costs are comprised of labor costs, production taxes, compression, workover, and repair costs.

Depletion, depreciation, amortization, and accretion

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. The Company records depletion expense for oil and natural gas properties on a units of production basis over the life of the full cost pool’s reserves. The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over a useful life of five to fifteen years. The Company will record depreciation expense for the processing plant over its estimated useful life. Depreciation on the processing plant will commence once the procession plant is put into service.

General and administrative costs

General and administrative costs primarily include costs incurred for overhead, consisting of payroll and benefits for the Company’s corporate staff, contractor and consulting costs, stock compensation expenses, accounting and legal costs, and office rent.

Gain on sale of assets

Gain on sale of assets consists of gains recorded on significant sales of oil and natural gas properties. As a full cost company, disposition of oil and natural gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

Other income and expense

Other income and expenses primarily include income and expenses associated with interest, gains or losses recorded on certain transactions, and fees charged by the Company to operate properties on behalf of a third party on a short term. Our interest income relates to interest earned on certificate of deposit associated with operating bonds. Our interest expenses are primarily associated with interest due on notes outstanding. Our other income and expense primarily consists of gains and losses recorded on certain transactions as well as operating fees charged by the Company.

Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of September 30, 2024, December 31, 2023, and December 31, 2022.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized.

The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.

The Company is also subject to Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.

The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Results of Operations

For the fiscal quarter ended September 30, 2024 compared to the fiscal quarter ended September 30, 2023

The following table sets forth key components of our results of operations during the fiscal quarters ended September 30, 2024, and September 30, 2023:

	Three Months Ended 09/30/2024	Three Months Ended 09/30/2023	Variance ($)	Variance (%)
Revenues:
Natural gas	$194,822	$267,495	$(72,673)	(27.2)%
Less transportation and processing	$(214,129)	$(233,820)	$19,691	(8.4)%
Natural gas, net	$(19,307)	$33,675	$(52,982)	(157.3)%
Natural gas liquids (NGL)	$53,028	$31,673	$21,355	67.4%
Oil	$1,422	$37,180	$(35,758)	(96.2)%
Total Revenues, net	$35,143	$102,528	$(67,385)	(65.7)%
Costs and expenses:
Lease operating expenses	$253,496	$40,803	$212,693	521.3%
Depletion, depreciation, amortization, and accretion	$193,712	$177,345	$16,367	9.2%
General and administrative costs	$966,227	$646,578	$319,649	49.4%

	Three Months Ended 09/30/2024	Three Months Ended 09/30/2023	Variance ($)	Variance (%)
Total costs and expenses	$1,413,435	$864,726	$548,709	63.5%
Gain on sale of assets	$-	$5,348,982	$(5,348,982)	(100.0)%
Income (loss) from operations	$(1,378,292)	$4,586,784	$(5,965,076)	(130.0)%
Other income (expenses):
Interest income	$12,919	$4,240	$8,679	204.7%
Interest expense	$(128,016)	$(32,532)	$(95,484)	293.5%
Other, net	$66,799	$-	$66,799	100.0%
Total other income (expenses)	$(48,298)	$(28,292)	$(20,006)	70.7%
Net income (loss) before income taxes	$(1,426,590)	$4,558,492	$(5,985,082)	(131.3)%
Benefit (provision) for income taxes	$349,348	$(1,130,142)	$1,479,490	(130.9)%
Net income (loss)	$(1,077,242)	$3,428,350	$(4,505,592)	(131.4)%

Net revenues were $35,143 for the fiscal quarter ended September 30, 2024, compared to $102,528 for the fiscal quarter ended September 30, 2023, representing a decrease of $67,385, or 65.7%. This decrease was primarily due to a $90,000 decrease related to a $0.51 per mcf reduction in gas prices, a $36,000 decrease in oil revenues related to the assignment of the Pathfinder lease effective February 1, 2024, and a $28,000 decrease related to a $23.83 decrease in NGL prices, partially offset by $67,000 increase related to higher gas and NGL volumes, and a $20,000 reduction in processing and transportation costs.

Lease operating expenses were $253,496 for the fiscal quarter ended September 30, 2024, compared to $40,803 for the fiscal quarter ended September 30, 2023, representing an increase of $212,693, or 521.3%. This increase was primarily due to a $60,000 increase related to quarterly amortization of the Standby Retainer, Consulting, and Services Agreement, and a $57,000 increase in workover expenses.

Depletion, depreciation, amortization and accretion was $193,712 for the fiscal quarter ended September 30, 2024, compared to $177,345 for the fiscal quarter ended September 30, 2023, representing an increase of $16,367, or 9.2%. This increase was primarily due to $28,000 increase in accretion expense, a $12,000 increase in depletion expense related to higher oil and gas volumes and a $6,000 increase in amortization expense, partially offset by a $29,000 decrease related to lower depletion rates.

General and administrative expenses were $966,227 for the fiscal quarter ended September 30, 2024, compared to $646,578 for the fiscal quarter ended September 30, 2023, representing an increase of $319,649, or 49.4%. This increase was primarily due to a $168,000 increase in public relations and marketing expenses, a $60,000 increase in audit costs, a $60,000 increase in third party reservoir engineering costs, and a $44,000 increase in third party accounting and tax costs.

The Company recorded a gain on sale of assets of $0 for the fiscal quarter ended September 30, 2024, compared to $5,348,982 for the fiscal quarter ended September 30, 2023. The gain recorded in 2023 was related to the sale of certain properties located Chaves County, New Mexico.

The Company recorded interest income of $12,919 for the fiscal quarter ended September 30, 2024, compared to $4,240 for the fiscal quarter ended September 30, 2023, representing an increase of $8,679, or 204.7%. This increase was primarily due to increase in interest earned on the Company’s certificates of deposit.

The Company recorded interest expense of $128,016 for the fiscal quarter ended September 30, 2024, compared to $32,532 for the fiscal quarter ended September 30, 2023, representing an increase of $95,484, or 293,5%. This increase was primarily due to $63,000 of interest accrued during 2024 related to the bridge financing debentures, and a $28,000 increase in interest accrued on the promissory note with AirLife Gases.

The Company recorded other net income of $66,799 for the fiscal quarter ended September 30, 2024, compared to other net income of $0 for the fiscal quarter ended September 30, 2023, representing an increase of $66,799, or 100%. The other net income recorded in 2024 was due to operating fees charged by the Company to the purchase of properties previously owned by the Company.

The Company recorded an income tax benefit of $349,348 for the fiscal quarter ended September 30, 2024, compared to a provision of $1,130,142 for the fiscal quarter ended September 30, 2023, representing an increase of $1,479,490, or 130.9%. This increase was primarily due to a $5,985,000 increase in loss before provision for income taxes.

For the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023

The following table sets forth key components of our results of operations during the nine months ended September 30, 2024, and September 30, 2023:

	Nine Months Ended 09/30/2024	Nine Months Ended 09/30/2023	Variance ($)	Variance (%)
Revenues:
Natural gas	$902,931	$1,122,187	$(219,256)	(19.5)%
Less transportation and processing	$(736,928)	$(900,441)	$163,513	(18.2)%
Natural gas, net	$166,033	$221,746	$(55,743)	(25.1)%
Natural gas liquids (NGL)	$192,706	$102,784	$89,922	87.5%
Oil	$26,022	$113,675	$(87,653)	(77.1)%
Total Revenues, net	$384,731	$438,205	$(53,474)	(12.2)%
Costs and expenses:
Lease operating expenses	$982,423	$829,728	$152,695	18.4%
D Depletion, depreciation, amortization, and accretion	$692,906	$672,774	$20,132	3.0%
General and administrative costs	$2,754,412	$3,864,048	$(1,109,636)	(28.7)%
Total costs and expenses	$4,429,741	$5,366,550	$(936,809)	(17.5)%
Gain on sale of assets	$-	$5,834,293	$(5,834,293)	(100.0)%
Income (loss) from operations	$(4,045,010)	$905,948	$(4,950,958)	(546.5)%
Other income (expenses):
Interest income	$37,587	$29,869	$7,718	25.8%
Interest expense	$(267,838)	$(107,930)	$(159,908)	148.2%
Other, net	$200,396	$(314,541)	$514,937	(163.7)%
Total other income (expenses)	$(29,855)	$(392,602)	$362,747	(92.4)%
Net income (loss) before income taxes	$(4,074,865)	$513,346	$(4,588,211)	(893.8)%
Benefit (provision) for income taxes	$1,048,832	$340,841	$707,991	207.7%
Net income (loss)	$(3,026,033)	$854,187	$(3,880,220)	(454.3)%

Net revenues were $384,731 for the nine months ended September 30, 2024, compared to $438,205 for the nine months ended September 30, 2023, representing a decrease of $53,474, or 1.2%. This decrease was due to a $329,000 decrease related to a $0.49 per mcf reduction in gas prices, a $100,000 decrease related to a $30.41 decrease in natural gas liquid (“NGL”) prices, and a $88,000 decrease in oil revenues related to the assignment of the Pathfinder lease effective February 1, 2024, partially offset by $189,000 increase related to higher NGL volumes, a $164,000 reduction in processing and transportation costs and a $109,000 increase related to natural gas volumes.

Lease operating expenses were $982,423 for the nine months ended September 30, 2024, compared to $829,728 for the nine months ended September 30, 2023, representing an increase of $152,695, or 18.4%. This increase was primarily due to a $274,000 increase in workover expenses. a $60,000 increase related to quarterly amortization of the Standby Retainer, Consulting, and Services Agreement, partially offset by a $235,000 decrease related to sale of certain properties located in Chaves County, New Mexico which occurred in 2023.

Depletion, depreciation, amortization and accretion was $692,906 for the nine months ended September 30, 2024, compared to $672,774 for the nine months ended September 30, 2023, representing an increase of $20,132, or 3.0%. This increase was primarily due to a $65,000 increase in depletion expense related to higher oil and gas volumes, a $44,000 increase in accretion expense, and a $14,000 increase in amortization expense, partially offset by a $104,000 decrease related to lower depletion rates.

General and administrative expenses were $2,754,412 for the nine months ended September 30, 2024, compared to $3,864,048 for the nine months ended September 30, 2023, representing a decrease of $1,109,636, or 28.7%. This decrease was primarily due to a $2,499,000 reduction in stock compensation expense, partially offset by a $291,000 increase in audit and review costs, a $269,000 increase related to compensation of consultants and employees and associated taxes and insurance, a $211,000 increase in public relation and marketing expenses, a $169,000 increase in legal fees primarily associated with proposed merger and registration statements, a $166,000 increase related to the assignment of certain properties as compensation, a $119,000 increase in third party accounting and tax service costs, a $94,000 decrease in administrative overhead recovery cost as a result of property sales in 2023, and a $20,000 increase in third party reservoir engineering costs .

The Company recorded a gain on sale of assets of $0 for the nine months ended September 30, 2024, compared to $5,834,293 for the nine months ended September 30, 2023. The gain recorded in 2023 was due to related to the sale of certain properties located Chaves County, New Mexico.

The Company recorded interest income of $37,587 for the nine months ended September 30, 2024, compared to $29,869 for the nine months ended September 30, 2023, representing an increase of $7,718, or 25.8%. This increase was primarily due to a $25,000 increase in interest earned on certificates of deposit held by the Company, partially offset by $17,000 of interest earned on a note during 2023 that was paid off in late 2023.

The Company recorded interest expense of $267,838 for the nine months ended September 30, 2024, compared to $107,930 for the nine months ended September 30, 2023, representing an increase of $159,908, or 148.2%. This increase was primarily due to a $109,000 increase in interest accrued on the promissory note with AirLife Gases and $90,000 of interest accrued during 2024 related to the bridge financing debentures, partially offset by a $31,000 reduction of interest due to the ONRR and State of New Mexico.

The Company recorded other net income of $200,396 for the nine months ended September 30, 2024, compared to other net expense of $314,541 for the nine months ended September 30, 2023, representing an increase of $514,937, or 163.7%. Other net income recorded in 2024 were due to operating fees charged by the Company to the purchase of properties previously owned by the Company. Other net expense recorded in 2023 was primarily due to a loss on the exchange of an overriding royalty interest for debt.

The Company recorded an income tax benefit of $1,048,832 for the nine months ended September 30, 2024, compared to a benefit of $340,841 for the nine months ended September 30, 2023, representing an increase of $707,991, or 207.7%. This increase was primarily due to a $4,588,000 increase in loss before provision for income taxes.

For the year ended December 31, 2023 compared to the year ended December 31, 2022

The following table sets forth key components of our results of operations during the years ended December 31, 2023, and 2022:

	Year Ended 12/31/2023	Year Ended 12/31/2022	Variance ($)	Variance (%)
Revenues:
Natural gas	$1,480,319	$6,183,080	$(4,702,761)	-76.1%
Less transportation and processing	$(1,176,975)	$(2,357,942)	$1,180,967	-50.1%
Natural gas, net	$303,344	$3,825,138	$(3,521,794)	-92.1%
Natural gas liquids (NGL)	$147,877	$265,507	$(117,630)	100.0%
Oil	$160,971	$132,709	$28,262	21.3%
Total Revenues, net	$612,192	$4,223,354	$(3,611,162)	-85.5%
Costs and expenses:
Lease operating expenses	$1,332,548	$1,793,232	$(460,684)	-25.7%
Depletion, depreciation, amortization, and accretion	$885,832	$916,983	$(31,151)	-3.4%
General and administrative costs	$4,519,811	$1,230,427	$3,289,384	267.3%
Total costs and expenses	$6,738,191	$3,940,642	$2,797,549	71.0%
Gain on sale of assets	$5,834,293	$—	$5,834,293	100.0%
Income (loss) from operations	$(291,706)	$282,712	$(574,418)	-203.2%

	Year Ended 12/31/2023	Year Ended 12/31/2022	Variance ($)	Variance (%)
Other income (expenses):
Interest income	$46,437	$9,800	$36,637	373.8%
Interest expense	$(172,143)	$(111,038)	$(61,105)	55.0%
Other, net	$(180,943)	$16,000	$(196,943)	-1230.9%
Total other income (expenses)	$(306,649)	$(85,238)	$(221,411)	259.8%
Net income (loss) before income taxes	$(598,355)	$197,474	$(795,829)	-403.0%
Provision for income taxes	$608,500	$—	$608,500	100.0%
Net income (loss)	$10,145	$197,474	$(187,329)	-94.9%

Net revenues were $612,192 for the year ended December 31, 2023, compared to $4,223,354 for the year ended December 31, 2022, representing a decrease of $3,611,162 or 85.5%. This decrease was primarily related to an $3,172,000 decrease in natural gas revenues related to a $3.82 per mcf decrease in realized natural gas prices, and a $1,531,000 decrease related to lower natural gas sales volumes, partially offset by a $1,181,000 decrease in processing and transportation costs as a result of lower natural gas volumes.

Lease operating expenses were $1,332,548 for the year ended December 31, 2023, compared to $1,793,232 for the year ended December 31, 2022, representing a decrease of $460,684 or 25.7%. This decrease was primarily related to a $316,000 decrease in production taxes as a result of lower revenues, and decreases in repair and workover costs, and compressor rental costs from 2022 levels.

Depletion, depreciation, amortization and accretion was $885,832 for the year ended December 31, 2023, compared to 916,983 for the year ended December 31, 2022, representing a decrease of $31,151 or 3.4%. This decrease was primarily related to a $404,000 decrease in ARO accretion expense due to changes costs and timing as well as sale of properties during 2023, partially offset by a $394,000 increase in depletion expense primarily as a result of inclusion of future development costs in the calculation of depletion expense for the full year in 2023 and only in the quarter ended December 31, 2022 during 2022, partially offset by sale of properties during 2023.

General and administrative expenses were $4,519,811 for the year ended December 31, 2023, compared to $1,230,427 for the year ended December 31, 2022, representing an increase of $3,289,384 or 267.3%. This increase was primarily related to a $2,499,000 increase related to issuance of stock-based compensation during 2023, a $413,000 increase in consulting costs, and a $347,000 increase in legal, accounting, and audit costs.

The Company recorded a gain on sale of asset of $5,834,293 during the year ended December 31, 2023. This gain related to the sale of certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. The Company received $2.5 million in cash and was relieved of the asset retirement obligations associated with the properties. As a full cost company, proceeds from the sale of oil and gas properties are normally accounted for as a reduction to capitalized costs unless such treatment causes a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. The normal treatment of this specific sale would have reduced the value of the capital costs to zero even though reserves still existed on the remaining properties, therefore it was necessary to record a gain on the sale. Of the gain recognized, $3,407,818 was related to the relief of asset retirement obligations associated with the assets sold.

The Company recorded interest income of $46,437 for the year ended December 31, 2023 compared to $9,800 for the year ended December 31, 2022 representing an increase of $36,637 or 373.8%. This increase was primarily related to an increase of $20,000 related to interest earned on the Company’s certificates of deposit which support federal and state bonds, and $17,000 related to interest earned on a note receivable from High Desert Resources.

The Company recorded interest expense of $172,143 for the year ended December 31, 2023 compared to $111,038 for the year ended December 31, 2022 representing an increase of $61,105 or 55.0%. This increase was primarily due to an interest expense accrual of $53,000 related to interest on a $2,000,000 note payable to AirLife Gases USA, Inc. which was entered into in August 2023.

The Company recorded a net expense of $180,943 in Other, net for the year ended December 31, 2023 compared to income of $16,000 for the year ended December 31, 2022 representing a decrease of $196,943. This decrease was primarily related to a $299,000 loss on the exchange of a notes receivable due to the Company for and overriding royalty interest in certain properties located in Howard Count, TX. This loss was partially offset by $134,000 of fees charged to the purchaser of certain properties located in Chaves County, NM that were sold effective 7/1/2023. These fees were related to an agreement for the Company to continue to operate the properties until the purchase was qualified to operate in the State of New Mexico.

Provision for income taxes was a $608,500 benefit for the year ended December 31, 2023 compared to zero benefit or expense for the year ended December 31, 2022. Prior to the Reorganization Agreement and Plan Share Exchange between the Company and Solis Partners, Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including cash balances on hand, working capital, and operating cash flows.

The Company had a cash balance of $409,250, $120,010 and $405 as of September 30, 2024, December 31, 2023 and December 31, 2022, respectively. The Company also had a working capital deficit of $4,933,508, $924,307 and $665,003 as of September 30, 2024, December 31, 2023, and December 31, 2022, respectively.

Since our inception, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings. The Company is in the process of securing a project financing arrangement to fund construction of a processing plant, the construction or acquisition of a gather system, and a production enhancement program that will consist of workovers, recompletions, new drilling, or acquisition of properties. The Company estimates the capital requirements during 2024 and 2025 to be approximately $40 million to $45 million. The Company anticipates that cash flows from operations during 2024 and 2025 will increase as a result of this capital spending. While there can be no assurances that the Company will be able to secure the financing required to fund its capital programs, the Company also intends to raise additional capital through additional equity raises. The equity raises will be effectuated via a private placement, as well as the potential go-public process.

If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition, and liquidity would be materially and adversely affected and may impact the Company’s ability to continue as a going concern.

See Risk Factors — Risks Related to NEH included in the Proxy Statement/Prospectus and incorporated herein by reference.

The implementation of our business plan, as discussed in “Business,” will require the receipt of sufficient grant, equity and/or debt financing to purchase necessary technology and materials, fund our research and development efforts, and otherwise fund our operations. We anticipate our business plan will require approximately $46 to $51 million to fund our anticipated operations for the next 18 to 24 months.

Cash Flow

For the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023

The following table summarizes the Company’s cash flows for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended 09/30/2024	Nine Months Ended 09/30/2023	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash used in operating activities	$(2,369,251)	$(2,059,192)	$(310,059)	15.1%
Net cash provided by (used in) investing activities	$(305,538)	$(1,093,845)	$788,307	72.1%
Net cash provided by financing activities	$2,964,029	$3,609,835	$(645,806)	(17.9)%

Net cash used in operating activities was $2,369,251 for the nine months ended September 30, 2024, compared to $2,059,192 for the nine months ended September 30, 2023, representing an increase in cash used of $310,059, or 15.1%. This decrease was primarily due to a $1,222,000 increase in cash general and administrative expense net of stock compensation and compensation related to assignment of properites, a $152,000 increase in lease operating expenses, and a $53,000 reduction in net revenues, partially offset by an $812,000 increase in cash provided by changes in operating assets and liabilities, a $134,000 increase in operating fees charged by the Company to the purchaser of properties previously owned by the Company, and a $37,000 decrease in interest payments.

Cash provided by changes in operating assets and liabilities were $672,856 during the nine months ended September 30, 2024 compared to $139,472 used in changes in operating assets and liabilities during the nine months ended September 30, 2023. Cash provided by changes in operating assets and liabilities of $672,856 during the nine months ended September 30, 2024 was primarily related to a $616,000 increase in trade and related party payables, an $89,000 increase in accrued liabilities, and an $85,000 increase in prepaid expenses, partially offset by a $81,000 decrease in other liabilities, and a $28,000 settlement on asset retirement obiligations. The increase in payables primarily resulted from less cash available to pay accounts payable as a result of lease operating and general and administrative expenses in excess of revenues and net funding received from investing and financial activities during the nine months ended September 30, 2024.

Cash used in changes in operating assets and liabilities of $139,472 during the nine months ended September 30, 2024 was primarily related to a a $152,000 decrease in other liabilities, and a $99,000 decreasse in accrued liabilities, partially offset by a $110,000 increase in trade and related party payables. The increase in payables primarily resulted from less cash available to pay accounts payable as a result of lease operating and general and administrative expenses in excess of revenues and net funding received from investing and financial activities during the nine months ended September 30, 2023.

Net cash used in investing activities was $305,538 for the nine months ended September 30, 2024, compared to $1,093,845 for the nine months ended September 30, 2023, representing a decrease of $788,307, or 72.1%. This decrease was primarily due to a 3,379,000 decrease in costs assiated with the gas processing plant,, and a $208,000 decrease in investments in oil and gas properties partially offset by receipt of $2,500,000 related to the sale of certain properties located in Chaves County, New Mexico which occurred in 2023, and $193,000 of proceeds received from the sale of Company certificates of deposit during 2023, and $106,000 of asset retirement costs in excess of the ARO liability.

Net cash provided by financing activities was $2,964,029 for the nine months ended September 30, 2024, compared to $3,609,835 for the nine months ended September 30, 2023, representing a decrease of $645,806, or 17.9%. This decrease was primarily due to a receipt of $3,170,000 related to bridge financing received by the Company during 2024, and a $20,000 decrease in repayments of notes payable, partially offset by a $2,000,000 receipt from AirLife related to a liquid helium contract, a $1,369,000 decrease in the sale of common stock, a $285,000 increase in repayments made by the Company to a related party, a $95,000 decrease in proceeds from related parties, and a $86,000 reduction related to net member contributions made in the fiscal quarter ended March 31, 2023.

For the year ended December 31, 2023, compared to the year ended December 31, 2022

The following table summarizes the Company’s cash flows for years ended December 31, 2023, and 2022:

	Year Ended 12/31/2022	Year Ended 12/31/2022	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by operating activities	$(2,682,921)	$763,904	$(3,446,825)	-451.2%
Net cash used in investing activities	$(1,283,200)	$(505,725)	$(777,475)	153.7%
Net cash used in financing activities	$4,085,726	$(744,006)	$4,829,732	-649.2%

Net cash used in operating activities was $2,682,921 for the year ended December 31, 2023, compared to cash flow provided by operating activities of $763,904 for the year ended December 31, 2022, representing a decrease in cash provided of $3,446,825 or 451.2%. This decrease was primarily due to a $3,611,000 decrease in net revenues, an increase of $916,000 in G&A costs net of stock compensation and allowance for losses and bad debt write offs, partially offset by a $532,000 increase in cash flow provided by changes in operating assets and liabilities, and a $461,000 decrease in lease operating expenses.

Cash provided by changes in operating assets and liabilities were $89,000 during the year ended December 31, 2023 compared $443,000 used in changes in operating assets and liabilities during the year ended December 31, 2022. Cash provided by changes in operating assets and liabilities during the year ended December 31, 2023 were primarily related to a $294,000 increase in trade and related party payables, partially offset by a $130,000 decrease in accrued expenses primarily related to timing expense at December 31, 2023 as compared to December 31, 2022, and a $117,000 reduction of other current liabilities primarily as a result of net payments to the Office of Natural Resources Revenue. The increase in payables primarily resulted from field costs incurred with related party vendors not paid as of March 31, 2024. Cash used in changes in operating assets and liabilities during the year ended December 31, 2022 was primarily related to a $468,000 decrease in other liabilities primarily as a result of net payments to the Office of Natural Resources Revenue, $297,000 of payments related to settlement of asset retirement obligations, partially offset by a $367,000 increase in trade and related party payables. The increase in payables primarily resulted from less cash available to pay accounts payable as a result of lease operating and general and administrative expenses in excess of revenues and net funding received from investing and financial activities and payments of asset retirement obligations during the year ended December 31, 2022.

Net cash used in investing activities was $1,283,200 for the year ended December 31, 2023, compared to $505,725 for the year ended December 31, 2022, representing a decrease in cash provided of $777,475 or 153.7%. This decrease was primarily due to $3,582,000 increase in capital spending related to the processing plant currently under construction, a $373,000 increase in capital spending related to costs associated with studies and construction of a gathering system, partially offset by $2,500,000 in proceed from the sale of certain properties in Chaves County, NM, a $526,000 decrease in the purchase of certificates of deposit, and a $162,000 increase in proceeds from the redemption of certificates of deposit.

Net cash provided by financing activities was $4,085,726 for the year ended December 31, 2023, compared to $744,006 used in financing activities for the year ended December 31, 2022, representing an increase in cash provided of $4,829,732 or 649.2%. This increase was primarily related to a $2,000,000 increase related to cash provided by the AirLife notes payable, a $1,565,000 increase related to sale of common stock, a $1,029,000 increase due to a change in net cash provided by member’s withdrawals and contributions which occurred prior to the Company’s reorganization in February 2023, a $160,000 increase related to changes in related party funding and repayments, and a $75,000 decrease related to a reduction of repayments on notes payable.

Indebtedness

As of September 30, 2024, the Company had $6,482,029 in outstanding loans and financing, excluding accounts payable and accrued interest. The following is a description of our material indebtedness. These descriptions are only summaries and do not purport to describe all of the terms of the financing arrangements that may be important.

The table below reflects the Company indebtedness as of September 30, 2024:

	Principal Amount	Maturity Date	Interest Rate
Beaufort Acquisitions, Inc.	$465,000	12/1/2024	14.5%
AirLife Gases	$2,000,000	(1)	8.0%
Will Gray	$75,000	(2)	N/A
Adrian Beeston	$52,500	(3)	N/A
Joel Solis	$720,000	(4)	10.0%
Bridge Financing - various	$3,169,529	(5)	10.0%

(1) The earlier of May 30, 2027 or 18 months after commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023. As of September 30, 2024, the Company has accrued $175,191 of interest on this note

(2) The earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. As of September 30, 2024, the company has repaid $95,000 of the $170,000 due to Mr. Gray.

(3) As of September 30, 2024, the company has repaid $25,000 of the $50,000 due to Mr. Beeston. In addition, $27,500 was invested by Mr. Beeston as a Bridge Financing Debenture. As of September 30, 2024, the Company has accrued $985 of interest on Mr. Beeston’s debenture.

(4) In July 2024, the Company entered into a Standby Retainer, Consulting and Services Agreement with Tall City Well Service, a company controlled by Mr. Solis. As payment for the agreement, Mr. Solis entered into a $720,000 Bridge Financing Debenture. As of September 30 2024, the Company has accrued $18,200 of interest on Mr. Solis’ note.

(5) To be repaid by the Company on the earliest of: i) the date that the holder accerlates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; iii) the consummation of the Business combination. As of September 30, 2024, the Company has accrued $69,939 of interest on these debentures.

As of December 31, 2023, we had $2,810,000 in outstanding loans and financing, excluding accounts payable and accrued interest. The following is a description of our material indebtedness. These descriptions are only summaries and do not purport to describe all of the terms of the financing arrangements that may be important.

The table below reflects the Company indebtedness as of December 31, 2023:

	Principal Amount	Maturity Date	Interest Rate
Beaufort Acquisitions., Inc.	$465,000	6/1/2024	14.5%
AirLife Gases	$2,000,000	(1)	8.0%
Will Gray	$170,000	(2)	N/A
Joel Solis	$175,000	(3)	N/A

(1) The earlier of May 30, 2027 or 18 months after commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023.

(2) The earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

(3) To be repaid by the Company no later than September 30, 2024.

The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no interest and shall be repaid by the Company no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 due to Mr. Solis. On September 26, 2024, the Company repaid $25,000 of the amount due to Mr. Beeston.

Tabular Disclosure of Contractual Obligations

The following is a summary of our contractual obligations as of September 30, 2024:

	Less than
	1 year	1-3 Years	3-5 Years	Total
Notes Payable – AirLife (1)	$	$2,000,000		$2,000,000
Notes Payable – Beaufort Acquisitions (2)	465,000			465,000
Notes Payable – Bridge Financing (3)	3,169,529			3,169,529
Notes Payable – Related Parties (4)	100,000			100,000
Notes Payable – Related Parties – Bridge Financing (5)	747,500			747,500
Interest Expenses Related to Notes Payables	169,998	447,227		617,225
	$4,652,027	$2,447,227	$-	$7,099,254

(1)	Assumes monthly payments will begin in July 2025 and last payment made December 2026. This note carries an annual interest rate of 8%. As of September 30, 2024, the Company has accrued $175,191 of interest on this note.

(2)	Assumes note matures December 1, 2024. This note carries an annual interest rate of 14.5%.

(3)	Assumes these notes mature on December 2, 2024. As of September 30, 2024, the Company has accrued $69,939 of interest on these notes.

(4)	Assumes these notes are paid no later than December 31, 2024.

(5)	Assumes these notes mature on December 2, 2024. As of September 30, 2024, the Company as accrued $19,185 of interest on these notes.

The following is a summary of our contractual obligations as of December 31, 2023:

	Less than 1 year		1-3 Years	3-5 Years	Total
Notes Payable – AirLife (1)	$		$2,000,000		$2,000,000
Notes Payable – Beaufort Acquisitions (2)		465,000			465,000
Interest Expenses Related to Notes Payables		192,904	137,352		330,256
Office Lease (3)		12,690			12,690
		$670,594	$2,137,352	$-	$2,807,946

(1)	Assumes monthly payments will begin in January 2025 and last payment made June 2026. This note carries an annual interest rate of 8%.

(2)	Note matures June 1, 2024. This note carries an annual interest rate of 14.5%.

(3)	The Company leases office space in Hermosa Beach, California. This lease terminated on May 31, 2023. It is the Company’s intention to remain in this space on a month-to-month basis until May 31, 2024

Off-Balance Sheet Arrangements

During the fiscal year ended December 31, 2023 and the nine months ended September 30, 2024, the Company did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The Company does not currently have exposure to the foreign exchange risk arising from foreign currency exposures, primarily in relation to the US dollar.

Interest Rate Risk

Interest rate risk is the risk that changes in market interest rates affect our revenues or the fair value of our financial instruments. Our exposure to the risk of changes in market interest rates arises primarily from short-term investments and long-term borrowings. Each of the Company borrowings are subject to fixed interest rates (see Indebtedness above). The Company has no variable rate instruments and all instruments are subject to fixed interest rates.

Credit Risk

Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from our receivables from customers. The carrying amounts of financial assets and contract assets represent the maximum credit exposure. We believe we are not exposed to significant credit risk concentration, whether through exposure to individual customers, specific industry sectors and/or regions.

Liquidity Risk

We manage liquidity risk by monitoring cash balances on hand, working capital, and operating cash flows. When operating cash flows are not sufficient to fund the company’s operations, the Company will need to raise additional financing. The Company intends to raise such capital through additional equity and debt raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction with ROCL, or other transactions. See “Liquidity and Capital Resources.”

Cyber-Security Risk

The Company relies heavily on its information systems, and the availability and integrity of these systems is essential to conducting its business and operations. As a producer of oil and natural gas, the Company faces various security threats, including cybersecurity threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, and pipelines. This risk may be heightened as a result of an increased remote working environment, similar to the one created by the COVID-19 outbreak in 2020. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

As the Company implements various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure it may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Significant Changes in Accounting Policies

On February 6, 2023, the Company entered into a Reorganization Agreement and Plan Share exchange with Solis Partners. Subject to the terms of the agreement, all issued and outstanding member interest in Solis LLC was automatically converted and exchanged for 5 million shares of the Company’s common stock. Prior to the Reorganization Agreement and Plan Share Exchange, Solis Partners was treated as a pass through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company did not experience a material impact upon implementation of the standard.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures. The amendments address more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in the ASU are effective for public business entities for annual periods beginning after December 31, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense and information used to assess segment performance. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.

In November 2024, the FASB issued ASU 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosure (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires public business entities to disclose, in interim and annual reporting periods, additional information about certain expenses in the notes to the financial statements. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.

Critical Accounting Estimates

The Company prepares its consolidated financial statements for inclusion in this Annual Report in accordance with GAAP. See Note 2 of Notes to Consolidated Financial Statements. The following is a discussion of the Company’s most critical accounting estimates, judgments and uncertainties that are inherent in the Company’s application of GAAP.

Reserves.   The Company’s proved reserve information as of December 31, 2023 and 2022 was prepared by the Company’s independent petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions, positively or negatively, to the estimate of proved reserves. The Company’s estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which the Company records DD&A expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of the Company’s ceiling test calculations of its proved properties for impairment.

Asset Retirement Obligations.   The Company has significant obligations to remove tangible equipment and facilities and to restore the land at the end of oil and natural gas production operations. The Company’s removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments because most of the removal obligations are many years in the future and in some cases have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property balance.

Deferred Tax Asset Valuation Allowance.   The Company continually assesses both positive and negative evidence for recoverability of its deferred tax assets and, if necessary, may establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. There can be no assurance that facts and circumstances will not materially change and require the Company to establish deferred tax asset valuation allowances or revise an existing allowance in a future period.

Stock-based Compensation.   The Company calculates the fair value of stock-based compensation using various valuation methods. The Company determination on the appropriate valuation method requires the use of estimates to derive the inputs necessary to determine fair value. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Facilities/Properties

We currently own and operate 137,000 acres in Southeast New Mexico and have over 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves. These reserves are strategically located, just 20 miles north of Roswell, New Mexico and no more than 550 miles away from six out of the seven helium liquefication plants in the United States. The reserves are also located next to El Paso National Gas Facility, a pipeline system owned by Kinder Morgan that transports for natural gas suppliers to end users. This suitable location creates efficiency for the Company’s supply of natural gas to various players in the helium production space.

The Pecos Slope Plant mentioned above is expected to commence operations in Q2 of 2025, and is located in the Pecos Slope Field of New Mexico.

We currently lease office space at 4501 Santa Rosa Drive, Midland, Texas 79707 and 200 Pier Avenue, Unit # 224, Hermosa Beach, California.

On May 27, 2022, the Company entered into a 12-month lease agreement for office space at 200 Pier Avenue, Unit # 224 in Hermosa Beach, California 90254. This lease expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROCL

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ROCL” section, “we,” “our,” and “us” refers to ROCL.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Units, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in an initial business combination:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if we issue preferred shares with rights senior to those afforded to our shares of common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and may adversely affect prevailing market prices for our securities.

•	Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in: default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

Merger Agreement

On January 3, 2024, ROCL (or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement.

The Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, the holders of shares of NEH Common Stock (including shares of NEH Common Stock resulting from the conversion of NEH Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the Merger Agreement) (which shares do not include the Earnout Shares (as defined below)) (the “NEH Merger Shares”). For purposes of the NEH Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the NEH Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the NEH Merger Shares will be decreased by 1/10 of one share.

The Merger Agreement also provides, among other things, that the holders of shares of NEH Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:

(i)	500,000 Earnout Shares, in the event that, based upon the audited financial statements of NEH for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and

(ii)	500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the Merger Agreement and their respective business operations and activities, including, with respect to NEH, its mineral properties, leases and contracts. The representations and warranties of the parties do not survive the Closing.

Covenants

The Merger Agreement contains customary covenants of the parties thereto, including: (a) conduct of business pending the Merger, (b) preparation and filing of a Form S-4 with respect to the shares of Acquiror’s common stock issuable under the Merger Agreement, which Form S-4 will contain a proxy statement for Acquiror’s stockholders, (c) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, and (d) the preparation and delivery of updated audited financial statements for NEH.

The Merger Agreement also contains mutual exclusivity provisions prohibiting the parties thereto and their respective representatives and subsidiaries from soliciting initiating, continuing or otherwise encouraging or participating in an Alternative Transaction (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith.

The parties to the Merger Agreement agreed to use commercially reasonable efforts to identify additional sources of financing from third party financing sources, on terms mutually agreed upon between Acquiror and NEH.

Conditions to Consummation of the Transactions

Consummation of the transactions contemplated by the Merger Agreement is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the NEH Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, NEH) having equal to or in excess of $5,000,000 in cash and cash equivalents.

Acquiror has separate conditions to closing, including, among others, that (a) no material adverse effect having occurred with respect to NEH, (b) NEH having raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, and (c) certain indebtedness of NEH having been converted into shares of common stock of NEH. NEH has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and NEH; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the Merger Agreement; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement; (d) by either Acquiror or NEH if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if NEH fails to obtain NEH Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if NEH has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the Merger Agreement; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the Merger Agreement such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.

If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of willful material breach of the Merger Agreement.

Governance

The executive management of NEH is expected to serve as the executive management of Acquiror following Closing. Pursuant to the Merger Agreement, for a period of three years following the Closing, Acquiror’s board of directors will consist of five members, with Acquiror’s current board of directors having the right to designate one director.

Employment Agreements

In connection with the Merger Agreement, prior to the filing of the definitive Proxy Statement, NEH agreed to amend and restate the employment agreements, or enter into new employment agreements, with certain key employees of NEH, in forms reasonably acceptable to Acquiror, NEH and such key employees and containing market terms for a public company of similar size and industry to NEH.

The Merger Agreement contains representations, warranties and covenants that the parties to the Merger Agreement made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about ROCL, NEH or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in ROCL’s public disclosures.

Certain Related Agreements

Insider Support Agreement

Contemporaneously with the execution of the Merger Agreement, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with NEH and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Company Support Agreement

Contemporaneously with the execution of the Merger Agreement, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with NEH and certain shareholders of NEH (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any NEH Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the Merger Agreement, and (iii) to vote against any Alternative Transaction with respect to NEH or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and NEH (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Lock-up Agreement

The Merger Agreement contemplates that, prior to the Closing, certain shareholders of NEH (“Lock-up Holders”) will enter into lock-up agreements (each, a “Lock-up Agreement”) with NEH and Acquiror. Pursuant to the Lock-up Agreements, the Lock-up Holders will agree, among other things, that for a period of six (6) months following the Closing, not to transfer their shares received as Merger consideration or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock owned by such Lock-up Holders nor make any demand for or exercise any right with respect to the registration of such lock-up securities.

Termination of Business Combination Marketing Agreement

Concurrently with the execution of the Merger Agreement, Acquiror and NEH entered into a letter agreement (the “Letter Agreement”) with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (together the “Advisors”) to terminate that certain Business Combination Marketing Agreement, dated as of November 30, 2021, by and among Acquiror and the Advisors (the “BCMA”).

Pursuant to the Letter Agreement, in exchange for the termination of the BCMA, Acquiror and NEH mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to the Advisors an aggregate of 575,000 shares of Acquiror Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer. The Letter Agreement will terminate and be of no force or effect if the Merger Agreement is terminated in accordance with its terms.

Amendments to Merger Agreement

On June 5, 2024, the Company and NEH entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “Amendment”) pursuant to which, among other things:

(a)	the Outside Date has been extended to 270 days after the date of the Merger Agreement
(b)	the structure of the Business Combination has changed such that: (1) the Company will merge (the “Initial Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of the Company, and Holdings will be the survivor of the Initial Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Initial Merger, Merger Sub will merge with and into NEH, with NEH surviving the Merger as a wholly owned subsidiary of Holdings; and
(c)	the closing condition that NEH raise at least $45 million in a private placement of securities in order to fund its new plant construction has been removed, and the closing condition that certain indebtedness of NEH be converted into shares of common stock of NEH has been removed.

On August 8, 2024, the parties to the BCA entered into the Second Amendment to the Business Combination Agreement and Plan of Reorganization Amendment, pursuant to which, among other things: (a) the Outside Date was extended to October 31, 2024 and (b) the definitions of “Company Merger Shares” and “Net Debt” were amended.

On September 11, 2024, the Company and NEH entered into the Third Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “Third Amendment”) pursuant to which, among other things:

(a)	The definition of “Company Merger Shares” in Section 1.01 is amended to read as follows: “Company Merger Shares” means 9,000,000 shares of Holdings Common Stock which number shall be subject to adjustment based upon the Net Debt at closing in that is different from the Net Debt at the date of the Original Business Combination Agreement (the “Net Debt Variation”). For the avoidance of doubt, the Company Merger Shares do not include Earnout Shares in an amount up to 1,000,000 shares of Roth Common stock. For every dollar of decrease in the Net Debt Variation the Company Merger Shares shall be increased by 1/10 of one share and for every dollar of increase in the Net Debt Variation the Company Merger Shares shall be decreased by 1/10 of one share.
(b)	The definition of “Net Debt” in Section 1.01 is amended to read as follows: “Net Debt means the total Indebtedness of NEH and the NEH Subsidiaries (excluding any existing Indebtedness that converts, exchanges or is exercised into share of capital stock of NEH) after subtracting all cash and liquid assets, which calculation shall be mutually agreed upon between NEH and Roth no later than three business days prior to Closing. In the event of any dispute with respect to such calculation, the parties shall promptly (and in no event more than 15 days after the Closing) engage a mutually agreed upon independent third party to resolve such dispute and make an independent determination of the Company Merger Shares and Net Debt. NEH shall make all work papers, back up materials, and financial staff involved in preparation of the calculations available to such third party. The cost of such third party shall be paid by Holdings.
(c)	A new section 3.02(k) shall be added as follows: In the event that the parties are unable to mutually agree on the Company Merger Shares or Net Debt prior to the Closing, the number of shares in dispute shall not be distributed as part of the Per Share Merger Consideration at the Closing and shall only be distributed upon resolution of any dispute pursuant to Section 1.01 hereof.

On September 30, 2024, the Company and NEH entered into the Fourth Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “Fourth Amendment”) pursuant to which, among other things the parties extended the Outside Date to November 30, 2024.

Extensions of the Combination Period

On May 17, 2023, we held a special meeting of stockholders (the “May 2023 Meeting”), at which our stockholders approved an amendment (the “May Extension Amendment”) to the Company’s amended and restated certificate of incorporation to give the Company the right to extend the date by which the Company has to consummate a business combination (the “Combination Period”) up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with the stockholders’ vote at the May 2023 Meeting, 8,989,488 shares of common stock were tendered for redemption.

On May 3 and 4, 2023, we entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of the Company’s common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the May Extension Amendment. Certain initial stockholders of the Company agreed to pay the stockholders that entered into such agreements $0.04 per share for each one-month extension in connection with such agreements. On July 20, 2023, we entered into amendments to the non-redemption agreements to provide that the Company or certain initial stockholders of the Company, or their affiliates or designees, will pay such stockholders that entered into such non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, we issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023.

On December 1, 2023, we held a special meeting of stockholders (the “December 2023 Meeting”), at which our stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to (A) give the Company the right to extend the Combination Period up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 3, 2024 (i.e., for a period of time ending 36 months from the consummation of the IPO) and (B) expand the methods that the Company may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. In connection with the stockholders’ vote at the December 2023 Meeting, 927,715 shares of common stock were tendered for redemption. As of September 30, 2024, we paid an aggregate amount of $405,000 to the Trust account for each one-month extension to extend the date by which the Company must consummate its Business Combination from December 4, 2023 to July 4, 2024.

On October 28, 2024, we held a special meeting of stockholders, at which our stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to give the Company the right to extend the Combination Period up to six (6) times, each such extension for an additional one (1) month period, from December 3, 2024 to June 3, 2025.

At the Special Meeting, ROCL’s stockholders approved the proposals outlined in the Proxy Statement/Prospectus, including, among other things, the adoption of the Business Combination Agreement and approval of the transactions contemplated by the Business Combination Agreement, including the Initial Merger and Merger Sub’s merger with and into the Company, with the Company surviving the Business Combination as a wholly owned subsidiary of Holdings, and the issuance of the Company’s securities as consideration thereunder, as described in the section titled “The Business Combination Proposal (Proposal 2)” beginning on page 112 of the Proxy Statement/Prospectus.

In connection with and in advance of the Business Combination, on December 6, 2024, ROCL filed the following documents:

1.	The Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Exhibit 3.1.

2.	The Articles of Merger between ROCL and Holdings, attached hereto as Exhibit 2.3.

3.	The Articles of Merger between Merger Sub and New Era Helium Cop., attached hereto as Exhibit 2.4.

Nasdaq Matters

On October 9, 2023, The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it did not comply with Nasdaq’s minimum 400 Total Holders requirement set forth in Listing Rule 5450(a)(2) (the “Rule”). Based on Nasdaq’s further review and the materials submitted by the Company on November 24, 2023, January 5, 2024, and February 19, 2024, Nasdaq determined to grant the Company an extension of time to regain compliance with the Rule. On May 13, 2024, Nasdaq notified the Company that it did not regain compliance with the requirement during the extension period. On May 17, 2023, the Company requested a hearing before a Nasdaq Hearing Panel (the “Panel”). A hearing on this matter was held on June 27, 2024 and on July 3, 2024, Nasdaq notified the Company that the Panel has determined to grant the Company’s request to continue its listing on Nasdaq subject to the condition that on or before November 11, 2024, the Company shall demonstrate compliance with the Rule.

On November 8, 2024, the Panel received a written update and request (the “Amendment Request”) from the Company to modify the terms of the Panel’s decision dated July 3, 2024, that granted an exception to the Company to continue its listing on Nasdaq subject to the satisfaction of certain milestones described in the decision.

In the Amendment Request, the Company proposed changes to its compliance plan initially presented at the hearing. Specifically, as an alternative to the completion of the business combination with New Era Helium that the Company outlined at the hearing, the Company proposed to file a phase down transfer listing application to transfer its listing from the Nasdaq Global Market to the Nasdaq Capital Market. The Company informed the Panel that upon the transfer, the Company would be positioned to evidence compliance with all continued listing requirements on the Nasdaq Capital Market. Based on the facts and information presented in the Amendment Request, the Panel granted the Company’s request for continued listing on the Exchange until November 12, 2024, subject to the requirement that on or before November 12, 2024, the Company will demonstrate compliance with all applicable requirements for continued listing on the Nasdaq Capital Market. On November 12, 2024, the Company submitted to Nasdaq documentary evidence of its compliance with all continued listing requirements on the Nasdaq Capital Market.

On November 18, 2024, the Company received a letter from Nasdaq indicating that is has regained compliance with the minimum total shareholders requirement in the Rule, as required by the Panel’s decision dated July 3, 2024, as amended. Accordingly, the Panel has determined to continue the listing of the Company’s securities on Nasdaq and is closing this matter.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through September 30, 2024 were organizational activities, those necessary to prepare for the Initial Public Offering described below, and subsequent to the Initial Public Offering, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended September 30, 2024, we had a net loss of $195,976, which consisted of operating costs of $368,098 and provision for income taxes of $59,527, offset by of interest earned on marketable securities held in Trust Account of $229,375 and other interest income of $2,274.

For the nine months ended September 30, 2024, we had a net loss of $1,036,605, which consisted of operating costs of $1,540,761, interest and penalties of $463 and provision for income taxes of $174,717, offset by of interest earned on marketable securities held in Trust Account of $677,062 and other interest income of $2,274.

For the three months ended September 30, 2023, we had a net loss of $646,092, which consisted of interest earned on marketable securities held in Trust Account of $343,491 and change in fair value of due to non-redeeming stockholders of $8,811, offset by of operating costs of $908,357 and provision for income taxes of $90,037.

For the nine months ended September 30, 2023, we had a net income of $156,857, which consisted of interest earned on marketable securities held in Trust Account of $2,641,366, offset by of operating costs of $1,293,488, provision for income taxes of $719,832 and finance costs for non-redemption agreements of $471,189.

Liquidity and Capital Resources

On December 3, 2021, we consummated our initial public offering (the “Initial Public Offering”) of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 461,500 units (the “Private Units”), at a price of $10.00 per Private Unit, in a private placement to certain of the holders of ours shares prior to the Initial Public Offering (the “Initial Stockholders”), generating gross proceeds of $4,615,000.

Following the Initial Public Offering, including the full exercise of the over-allotment option by the underwriters, and the sale of the Private Units, a total of $116,725,000 was placed in a trust account located in the United States (the “Trust Account”). We incurred $1,625,220 in transaction costs, consisting of $1,150,000 of underwriting fees and $475,220 of other offering costs.

For the nine months ended September 30, 2024, cash used in operating activities was $921,973. Net loss of $1,036,605 was affected by interest earned on marketable securities held in the Trust Account of $677,062 and other interest income of $2,274, offset by changes in operating assets and liabilities, which provided $924,247.

For the nine months ended September 30, 2023, cash used in operating activities was $1,800,678. Net income of $156,857 was affected by interest earned on marketable securities held in the Trust Account of $2,641,366 offset by fair value of due to non-redeeming shareholders of $471,189, and changes in operating assets and liabilities, which provided $212,642.

On May 31, 2023, in connection with the stockholders’ vote at the May Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock and $93,010,772 was released from the Trust account in connection with the share redemption. In connection with the stockholders’ vote at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock and $9,889,573 was released from the Trust account in connection with the share redemption. In connection with the share redemptions, we recorded $1,029,003 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023 and December 11, 2023. As of September 30, 2024, we had cash and marketable securities held in the Trust Account of $17,928,070. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. We may withdraw interest to pay taxes. Through September 30, 2024, we withdrew an amount of $132,152 of interest income from the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024, we had $6,620 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to finance transaction costs in connection with an initial business combination, the Initial Stockholders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete an initial business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would be repaid upon consummation of an initial business combination, without interest. On July 26, 2023, we issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “July Note”) to individuals or entities listed on the Note. The July Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The July Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. On March 27, 2024, we issued an unsecured promissory note in the aggregate principal amount of up to $600,000 (the “December Note”) to individuals or entities listed on the Note (the “Payees”). Pursuant to the December Note, the Payees agreed to loan to the Company an aggregate amount of up to $600,000 that shall be payable on the earlier of (i) the date on which the Company consummates an initial business combination as such term is defined in the Company’s Amended and Restated Certificate of Incorporation (the “Business Combination”), or (ii) the date the Company liquidates if a Business Combination is not consummated. The December Note bears no interest rate. In the event that the Company does not consummate a Business Combination, the December Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the December Note will be used for the Company to pay various expenses of the Company and for general corporate purposes.

As of September 30, 2024, there were $1,287,944 of Working Capital Loans outstanding.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Going Concern

We will need to raise additional capital through loans or additional investments from the Initial Stockholders and our officers and directors. The Initial Stockholders and our officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. If an initial business combination is not consummated by December 3, 2024, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about our ability to continue as a going concern one year from the date that these financial statements are issued. We plan to address this uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. There is no assurance that working capital loans will be available to us or that our plans to consummate an initial business combination will be successful.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

As of September 30, 2024 and December 31, 2023, there were Working Capital Loans outstanding of $1,287,944 and $416,841, respectively.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net (Loss) Income Per Common Share

We have two types of common stock – redeemable common stock and non-redeemable common stock. We calculate our earnings per share to allocate net (loss) income pro rata to redeemable and non-redeemable common stock. This presentation contemplates an initial business combination as the most likely outcome, in which case, both classes of common stock share pro rata in our (loss) income. Net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding for the period. In order to determine the net (loss) income attributable to both the redeemable and non-redeemable common stock, we first considered the total (loss) income allocable to both sets of shares. This is calculated using the total net (loss) income less any dividends paid. For the purposes of calculating net (loss) income per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption and the excise tax calculated on the redemption of shares were considered to be dividends paid to the holders of the redeemable common stock. Subsequent to calculating the total (loss) income allocable to both sets of shares, we split the amount to be allocated pro rata between redeemable and non-redeemable common stock for the three and nine months ended September 30, 2024.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of December 6, 2024, following the consummation of the Business Combination, by:

•	each person known by the Company to be the beneficial owner of more than 5% of a class of voting securities on December 6, 2024;

•	each of the Company’s officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after Closing, sole voting and investment power with respect to all shares of the Company’s common stock that they beneficially own, subject to applicable community property laws.

Subject to the paragraph above, percentage ownership of the Company’s common stock and voting percentage is based on 13,165,152 shares of our Company’s common stock outstanding upon consummation of the Business Combination on December 6, 2024.

Name and Address of Beneficial Owner [1]	Number of Shares of Common Stock	%
E. Will Gray II2	879,819	6.68%
Mike Rugen	-	-%
Phil Kornbluth	-	-%
Stan Borowiec	-	-%
Charles Nelson	-	-%
All directors and executive officers after the Business Combination as a group (4 individuals)	879,819	6.68%
Five Percent Holders
Joel G. Solis	2,115,581	16.07%
Casey Solis	1,034,898	7.86%
Robert Solis	1,034,898	7.86%

Directors and Executive Officers

The Company’s directors and executive officers after the Closing are described in the Proxy Statement/Prospectus in the section titled “Executive Officers and Directors of the Combined Company,” beginning on page 180, which is incorporated herein by reference.

Director and Executive Compensation

The following persons constitute the executive officers and directors of the Company:

Name	Age	Position
E. Will Gray II	48	Chief Executive Officer, Chairman
Mike Rugen	63	Chief Financial Officer
Phil Kornbluth	68	Independent Director
William H. Flores	70	Independent Director
Charles Nelson	36	Independent Director
Stan Borowiec	69	Independent Director

Information regarding the compensation of the named executive officers and directors of the Company before and after the Business Combination is set forth in the Proxy Statement/Prospectus in the section titled “Executive Officers and Directors of NEH - Compensation of Executive Officers and Directors of NEH,” beginning on page 185 and “Executive Officers and Directors of NEH - Management Agreements” and “Executive Officers and Directors of NEH - Director Agreements” on page 186 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

1 c/o 4501 Santa Rosa Drive, Midland, TX 79707.

2 E. Will Gray II owns all of his shares through his wholly owned entity, Pecos Slope Holdings, LLC.

Committees of the Board

Audit Committee

The Company’s audit committee of the Board of Directors consists of William H. Flores, Phil Kornbluth, and Charles Nelson, who are independent directors under Nasdaq’s listing standards.

William H. Flores is the Chairperson of the audit committee.

The audit committee’s duties, which are specified in the Company’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management major risk assessment and risk management policies;

•	monitoring the independence of the independent auditor;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Corporate Governance and Nominating Committee

The Company’s corporate governance and nominating committee consists of Phil Kornbluth, Stan Boroweic, and Charles Nelson. Phil Kornbluth is the Chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Compensation Committee

The Company’s compensation committee consists of Charles Nelson, William H. Flores, and Stan Boroweic. Charles Nelson is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Certain Relationships and Related Transactions, and Director Independence

Certain relationships and related person transactions of New Era Helium Corp. and Roth are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Transactions” beginning on page 221 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that each of William H. Flores, Phil Kornbluth, Stan Boroweic, and Charles Nelson will each be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act.

Reference is made to the disclosure regarding director independence in the section of the Proxy Statement/Prospectus titled “Executive Officers and Directors of NEH and Executive Officers and Directors of the Combined Company,” beginning on page 180 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement- Registration Rights Agreement,” and “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” of this Report is incorporated into this Item 2.01 by reference.

The Company adopted a formal written Related Party Transactions Policy (“Related Party Transactions Policy”) effective upon the Business Combination providing that the Company’s executive officers, directors, director nominees, beneficial owners of more than 5% of any class of the Company’s voting securities and any member of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with the Company without reporting the transaction to the company counsel and the approval of the Company’s audit and risk committee, subject to the exceptions described below.

A related party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant in which the amount involves exceeds $120,000 in the aggregate in any fiscal year, and in which a related party had or will have a direct or indirect material interest. Transactions involving compensation provided to the Company as an employee or director and certain other transactions were reviewed and approved by the compensation committee of the Board.

Under the Related Party Transactions Policy, the audit committee of the Board will review all of the relevant material facts and circumstances of the proposed related party transaction, satisfy itself that it has been fully informed as to the material facts of the applicable related party’s relationship and interest, will determine if the proposed related party transaction is in the best interests of the Company and its shareholders, and will either approve or disapprove of the entry into the proposed related party transaction. In addition, under the Company’s Code of Business Conduct and Ethics, directors and executive officers have an affirmative responsibility to seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About NEH - Legal Proceedings” beginning on page 111 which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Following the Closing the Company’s common stock began trading on the Nasdaq Global Market under the symbol “NEHC.” The Company has not paid any cash dividends on its common stock to date.

The Board, in its sole discretion, will make any determination from time to time with respect to the use of any excess cash accumulated, which may include, among other uses, the payment of dividends on the Company’s common stock. It is not contemplated that the Company will pay cash dividends for the foreseeable future.

Description of Registrant’s Securities to be Registered

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of the Combined Company’s Securities,” beginning on page 211 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The Company has authorized 70,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company’s Common Stock are fully paid and non-assessable. As of the Closing Date, there were 8,745,403 shares of the Company’s common stock outstanding. Company stockholders who hold their shares in electronic format in U.S. brokerage accounts are not deemed to be separate stockholders, as such shares are held of record by CEDE and Co., which is counted by our transfer agent as a single stockholder of record. Such holder numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

The description of the indemnification arrangements with the Company’s directors and officers is contained in Item 1.01 of this Report, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the Company’s financial statements and supplementary information.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of the Company.

Quantitative and Qualitative Disclosures about Market Risk

The description of the Company’s quantitative and qualitative disclosures about market risk is contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH” section.

Item 3.03. Material Modification to Rights of Security Holders.

At the Special Meeting, ROCL’s stockholders also approved the Second Amended and Restated Certificate of Incorporation of ROCL (“Amended Charter”) to, among other things, change the Combined Company’s name to “New Era Helium Inc.”, increase the total number of authorized shares of the Company’s common stock from 25,000,000 to 75,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock and 5,000,000 shares of preferred stock; create a class of preferred stock and authorize 5,000,000 shares of preferred stock; and remove provisions relating to the operation of ROCL as a special purpose acquisition corporation prior to the Closing. The terms of the Amended Charter are described in greater detail in the Proxy Statement/Prospectus beginning on page 31 of the Proxy Statement/Prospectus and is incorporated herein by reference. The Amended Charter, which became effective upon filing with the Secretary of State of the State of Nevada on the Closing Date, includes the amendments proposed by the Charter Amendment Proposal.

The Board approved and adopted the Amended and Restated Bylaws of Holdings (the “Amended Bylaws”) to among other things, set the procedures to nominate directors. Copies of the Amended Charter and the Bylaws are filed herein as Exhibits 3.1 and 3.2, respectively.

The description of the Amended Charter and the general effect of the Amended Charter and the Amended Bylaws upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections titled (i) “Proposal 3: The Charter Amendment Proposal” beginning on page 134 and (ii) “Description of the Combined Company’s Securities” beginning on page 211 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a)	Dismissal of independent registered public accounting firm

On December 6, 2024, (“the Dismissal Date”), the Company dismissed Grant Thornton LLP (“Grant Thornton”) as the independent registered public accounting firm for ROCL and Roth CH V Holdings, Inc. (“Holdings”). The dismissal was approved by the Audit Committee (the “Committee”) of the Board of Directors (the “Board”). This change in independent registered public accounting firm is not the result of any disagreement with Grant Thornton.

Grant Thornton’s audit reports on ROCL’s financial statement as of and for the years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained an explanatory paragraph relating to substantial doubt about ROCL’s ability to continue as a going concern. Additionally, Grant Thornton’s audit report on Holdings financial statements as of June 30, 2024 and for the period June 24, 2024 (inception) to June 30, 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

For ROCL’s two most recent fiscal years, and in the subsequent interim period through the Dismissal Date and Holdings period ended June 30, 2024, and in the subsequent interim period through the Dismissal Date, there were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between ROCL or Holdings, and Grant Thornton on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in its reports on the financial statements of ROCL and Holdings for such periods, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Grant Thornton with a copy of the disclosures in this Item 4.01. Grant Thornton has furnished the Company with a letter agreeing with the statements made by the Company in response to Item 304(a). This letter is filed as Exhibit 16.1 herein.

(b)	Engagement of new independent registered public accounting firm

On December 6, 2024, as recommended and approved by the audit committee, the Company engaged Weaver and Tidwell, L.L.P. (“Weaver”) as the Company’s independent public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2024.

Neither ROCL, Holdings, nor the Company, for the periods noted above through the dismissal date consulted Weaver regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements, and either a written report was provided to ROCL, Holdings, or the Company or oral advice was provided that Weaver concluded was an important factor considered in reaching a decision as to the accounting, auditing or financial reporting issue; or any matter that was the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K (i.e. issues required to be disclosed pursuant to Item 304(a)(2)(i)-(ii) of Regulation S-K).

Item 5.01. Changes in Control of Registrant.

The information set forth above under “Introductory Note” and Item 2.01 of this Report is incorporated herein by reference. Reference is also made to the disclosure in the Proxy Statement/Prospectus in the section titled “The Business Combination Proposal (Proposal 1)” beginning on page 112, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Directors and Executive Officers

The following directors of ROCL resigned in connection with the Business Combination: Byron Roth, John Lipman, Adam Rothstein, Sam Chawla, and Pamela Ellison. The following officers of ROCL resigned in connection with the Business Combination: Byron Roth, John Lipman, Gordon Roth, Rick Hartfiel, Aaron Gurewitz, Andrew Costa, Matthew Day, Ryan Hulstrand, and Joe Tonnos.

The information set forth above in the sections titled “Directors and Executive Officers,” “Executive Compensation,” “Certain Relationships and Related Person Transactions, and Director Independence” and “Indemnification of Directors and Officers” in Item 2.01 is incorporated herein by reference.

Further, in connection with the Business Combination and effective December 6, 2024, Joel G. Solis resigned as Chairman of NEH.

The information set forth above in the sections titled “Directors and Executive Officers,” “Director Independence,” “Committees of the Board of Directors”, “Director and Executive Compensation”, “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 of this Report are incorporated herein by reference.

Management Equity Incentive Plan

In connection with the Business Combination, the Board approved the New Era Helium Inc. Management Equity Incentive Plan (“2024 Plan”) described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 7 — The Management Equity Incentive Plan Proposal” beginning on page 32 and incorporated herein by reference. That summary of the 2024 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2024 Plan, which is filed as Annex C to the Proxy Statement/Prospectus and is incorporated herein by reference. The plan allows the Company to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants.

Decisions with respect to the compensation of the Company’s executive officers will be made by the compensation committee of the Board

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Report is incorporated by reference into this Item 5.03.

Item 5.05. Amendments to Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the Business Combination, on December 6, 2024, the Board approved and adopted a new Code of Ethics and Business Conduct applicable to all employees, officers and directors of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or controller (or persons performing similar functions to the aforementioned officers). A copy of the Code of Ethics and Business Conduct is attached to this Report as Exhibit 14.1.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, ROCL ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “Proposal 2: The Business Combination Proposal,” beginning on page 112 of the Proxy Statement/Prospectus, and such disclosure is incorporated herein by reference. Further, the information contained in Item 2.01 of this Report is incorporated by reference into this Item 5.06.

Item 7.01 Regulation FD Disclosure

On December 7, 2024, New Era Helium Inc. issued a press release (the “Release”) announcing that the Business Combination had closed on December 6, 2024. A copy of the Release is attached hereto as Exhibit 99.3.

The information in this Item 7.01, including Exhibit 99.3, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Report will not be deemed an admission as to the materiality of any information of the information contained in this Item 7.01, including Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of Holdings for the period from June 24, 2024 (inception) through June 30, 2024, the related notes and report of independent registered public accounting firm are attached hereto as Exhibit 99.4.

NEH’s Unaudited Condensed Financial Statements for nine-months ended September 30, 2024 and 2023, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations are attached hereto as Exhibit 99.1, respectively, and are incorporated herein by reference.

(b) Pro Forma Financial Information.

Certain unaudited pro forma condensed combined financial information is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

(c) Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report.

No.	Description of Exhibit
2.1	Business Combination Agreement, dated January 3, 2024 by and among New Era Helium Corp., Roth CH Acquisition V Co., and Roth CH V Merger Sub (incorporated by reference to Annex A of the Proxy Statement/Prospectus filed with the SEC on November 6, 2024).
2.2	First Amendment to the Business Combination Agreement by and between New Era Helium Corp., Roth CH Acquisition V Co., Roth CH V Merger Sub, and Roth CH V Holdings, Inc., dated June 5, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2024).
2.3	Second Amendment to the Business Combination Agreement by and between New Era Helium Corp., Roth CH Acquisition V Co., Roth CH V Merger Sub, and Roth CH V Holdings, Inc., dated June 5, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2024).
2.4	Third Amendment to the Business Combination Agreement by and between New Era Helium Corp., Roth CH Acquisition V Co., Roth CH V Merger Sub, and Roth CH V Holdings, Inc., dated June 5, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2024).
2.5	Fourth Amendment to the Business Combination Agreement by and between New Era Helium Corp., Roth CH Acquisition V Co., Roth CH V Merger Sub, and Roth CH V Holdings, Inc., dated June 5, 2024 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2024).
2.3*	Articles of Merger of Roth CH Acquisition V Co. and Roth CH V Holdings, Inc. filed on December 6, 2024.
2.4*	Articles of Merger of Roth CH V Merger Sub and New Era Helium Corp. filed on December 6, 2024.
3.1*	Amended and Restated Articles of Incorporation of Roth CH V Holdings, Inc filed on December 6, 2024.
3.2*	Amended and Restated Bylaws of Roth CH V Holdings, Inc. (incorporated by reference to Exhibit 3.6 to the Proxy Statement/Prospectus filed by the Registrant with the SEC on November 6, 2024).
10.1*	Form of Registration Rights Agreement
10.2*	Form of Lock-Up Agreement
14.1*	Code of Ethics
16.1*	Letter from Grant Thornton Regarding Change in Certifying Accountant
99.1*	New Era Helium Inc.’s Unaudited Condensed Financial Statements for the nine-months ended September 30, 2024 and 2023
99.2*	Roth CH Acquisition V Co.’s financial statements for the nine months ended September 30, 2023 and 2022
99.3*	Press Release dated December 9, 2024
99.4*	Unaudited pro forma condensed combined financial information of New Era Helium Inc.
99.5*	Roth CH V Holdings, Inc.’s financial statements for the period from June 24, 2024 (inception) through September 30, 2024
99.6*	Press Release dated December 11, 2024
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2024

NEW ERA HELIUM INC.

	By:	/s/ E. Will Gray II
	Name:	E. Will Gray II
	Title:	Chief Executive Officer